EXHIBIT 10.3
EXECUTION VERSION
SENIOR SECURED REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of June 27, 2008
among
DURA OPERATING CORP.
as Borrower,
DURA AUTOMOTIVE SYSTEMS, INC. (F/K/A NEW DURA, INC.)
as Parent,
CERTAIN SUBSIDIARIES OF DURA AUTOMOTIVE SYSTEMS, INC. AND DURA
OPERATING CORP.
as Guarantors,
VARIOUS LENDERS AND ISSUING BANKS,
and
GENERAL ELECTRIC CAPITAL CORPORATION
as Administrative Agent and Collateral Agent,

$110,000,000
Senior Secured Revolving Credit Facilities

GE CAPITAL MARKETS, INC.
as Sole Lead Arranger and Bookrunner
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Syndication Agent,
and
BANK OF AMERICA, N.A.
as Issuing Bank and Documentation Agent

\

i

(continued)

ii

(continued)

iii

(continued)

APPENDICES:	A	Commitments
	B	Notice Addresses; Principal Offices

SCHEDULES:	1.1(a)	Eligible Real Estate Assets
	1.1(b)	Existing Letters of Credit
	1.1(c)	Existing Joint Venture
	3.1(g)	Foreign Subsidiary Stock Pledges
	4.1(a)	Jurisdictions of Organization and Qualification
	4.1(b)	Organizational and Capital Structure
	4.2	Capital Stock and Ownership
	4.7	Contingent Obligations
	4.10	Restricted Junior Payments
	4.11	Adverse Proceedings
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	5.13	Post-Closing Items
	6.1(h)	Certain Indebtedness
	6.1(o)	Foreign Intercompany Notes
	6.2	Certain Liens
	6.7	Certain Investments
	6.9	Certain Asset Sales
	6.12	Certain Affiliated Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Note
	B-2	Swing Line Note
	C	Assignment Agreement
	D	Borrowing Base Certificate
	E	Certificate Re Non-bank Status
	F	Closing Date Certificate
	G	Compliance Certificate
	H	Counterpart Agreement
	I-1	Intercreditor Agreement
	I-2	European Intercreditor Agreement
	J	Pledge and Security Agreement
	K	Landlord Waiver and Consent Agreement
	L	Secretary’s Certificate
	M	Aircraft Security Agreement
	N	Solvency Certificate

v

SENIOR SECURED REVOLVING CREDIT AND GUARANTY AGREEMENT
     This SENIOR SECURED REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of June 27, 2008, is entered into by and among DURA OPERATING CORP., a Delaware corporation (“Company”), DURA AUTOMOTIVE SYSTEMS, INC. (F/K/A NEW DURA, INC.), a Delaware corporation (“Parent”), certain SUBSIDIARIES OF PARENT AND COMPANY, as Guarantors, the Lenders party hereto from time to time, GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”) WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, “Syndication Agent”), and BANK OF AMERICA, N.A., as Issuing Bank and Documentation Agent (in such capacity, “Documentation Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, on October 30, 2006, Old Dura, Inc. (f/k/a Dura Automotive Systems, Inc.) (“Old Dura”), Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) which have been jointly administered under case number 06-11202 (KJC) (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”);
     WHEREAS, on May 13, 2008, the Bankruptcy Court confirmed the Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (with Further Technical Amendments), dated May 12, 2008 (the “Plan”), submitted by the debtors in the Chapter 11 Cases;
     WHEREAS, Lenders have agreed to extend certain revolving credit facilities to Company, in an aggregate principal amount not to exceed $110,000,000, the proceeds of which will be used, together with the proceeds of the loans under the European AR Factoring Facilities, the European First Lien Term Loan Agreement, the Second Lien Term Loan Agreement and additional cash to be repatriated from the Company’s Foreign Subsidiaries (each as defined below), (i) to repay in full the amounts outstanding under the Existing DIP Agreements, (ii) to otherwise enable Company to consummate the Plan and to pay related transaction costs, fees and expenses, (iii) to provide financing for working capital purposes, general corporate purposes and permitted Capital Expenditures from time to time for Company and its Domestic Subsidiaries, and (iv) to pay interest, fees and expenses owing to the Agents and the Lenders pursuant to this Agreement;
     WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Lien, subject to the priorities set forth in the Credit Documents, on substantially all of its assets, including a pledge of all of the Capital Stock of each of its directly-owned Domestic Subsidiaries and such percentage of the Capital Stock of its first-tier Foreign Subsidiaries as is set forth on Schedule 3.1(g); and
     WHEREAS, Guarantors have agreed to guarantee the Obligations of Company and to secure such Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Lien, subject to the priorities set forth in the Credit Documents, on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their directly-owned Domestic Subsidiaries and such percentage of the Capital Stock of their first-tier Foreign Subsidiaries as is set forth on Schedule 3.1(g);
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Access Agreement” as defined in the definition of JCI Agreements.
          “Account” has the meaning given such term in the UCC.
          “Account Debtor” means any Person obligated on an Account.
          “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by any Credit Party in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.
          “Adjusted Eligible Receivables” shall mean the Eligible Receivables, minus the Dilution Reserve.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (including any purportedly on behalf of Company, Parent or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company, Parent or any of their Subsidiaries, threatened in writing against or affecting Company, Parent or any of their Subsidiaries or any property of Company, Parent or any of their Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
          “Agents” means each of Administrative Agent and Collateral Agent.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Senior Secured Revolving Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Aircraft Security Agreement” means the Aircraft Security Agreement to be executed by each Credit Party that owns any aircraft substantially in the form of Exhibit M, as it may be amended, restated, supplemented or otherwise modified from time to time
          “Applicable Margin” means a percentage equal to (a) during the period from the Closing Date until the first date when any adjustment would be made pursuant to clause (b) of this definition, 1.50% for Base Rate Loans, 2.75% for LIBOR Loans and 1.00% for the Unused Commitment Fee, and (b) on the first day of the first month following delivery of the Borrowing Base Certificate for the month ending December 31, 2008, and thereafter, on the first day of the first month following delivery of the Borrowing Base Certificate for each of the months ending March 31, June 30, September 30 and December 31 in any year until, in each case, the first day when any adjustment would be made pursuant to this clause (b), a percentage equal to the percentage set forth below in the applicable column opposite the level corresponding to the average daily amount of Excess Availability for the most recently ended Fiscal Quarter:

LEVEL	AVERAGE DAILY EXCESS AVAILABILITY	BASE RATE LOANS	LIBOR LOANS	UNUSED COMMITMENT FEE
I	Greater than $60 million	1.25%	2.50%	1.00%

II	Greater than $40 million, less than or equal to $60 million	1.50%	2.75%	0.75%

III	Less than or equal to $40 million	1.75%	3.00%	0.50%
Notwithstanding anything to the contrary set forth in this Agreement, the Applicable Margins shall equal the highest percentages set forth in the table above, effective immediately upon (x) the occurrence of any Event of Default under Section 8.1(f) or (g) or (y) the delivery of a notice by the Administrative Agent to Company after the occurrence of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.
          “Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Appraised Value” means (i) with respect to any Eligible Real Estate Asset, the fair market value thereof, (ii) with respect to Eligible Equipment, the net orderly liquidation value thereof, and (iii) with respect to Eligible Aircraft, the orderly liquidation value thereof, in each case, as determined by reference to the most recent applicable appraisal thereof approved by Administrative Agent (in its discretion exercised reasonably) and conducted by an independent appraiser satisfactory to Administrative Agent.
          “Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
          “Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by Administrative Agent; it being understood and agreed that the “securities intermediaries” and “commodities intermediaries” of the Credit Parties on the Closing Date are Approved Securities Intermediaries.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor) transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor), in one transaction or a series of transactions, of all or any part of Parent’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of Parent’s Subsidiaries, other than inventory sold, leased or licensed out in the ordinary course of business.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.
          “Available Credit” means, at any time, (a) the lesser of (i) the then effective Revolving Commitments and (ii) the Borrowing Base at such time, minus (b) the aggregate amount of the Total Utilization of Revolving Commitments at such time.
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrowing Base” means, at any time, the sum of (a) 85% of Adjusted Eligible Receivables at such time, plus (b) the least of (i) 85% of the Net Orderly Liquidation Value Percentage of Eligible Inventory, (ii) 65% of Eligible Inventory (valued at the lower of cost and market on a first in, first out basis), and (iii) the Inventory Cap, plus (c) the lesser of (i) the sum of (x) 50% of the Appraised Value of Eligible Real Estate Assets, (y) 85% of the Appraised Value of Eligible Equipment and (z) 75% of the Appraised Value of Eligible Aircraft, and (ii) the Fixed Asset Cap, in each case less such Eligibility Reserves as Administrative Agent determines in its commercially reasonable credit judgment exercised in good faith.
          “Borrowing Base Certificate” means a certificate of Company substantially in the form of Exhibit D.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any period, the aggregate of all expenditures of the Credit Parties during such period for any fixed assets or improvements or for replacements, substitutions or additions thereto are required to be capitalized under GAAP. Notwithstanding the foregoing, Capital Expenditures shall not include, without duplication: (a) the consideration for any Permitted Acquisition or Investments; (b) capital expenditures financed with the net cash proceeds of any issuance of Capital Stock by the Company after the Closing Date; (c) capital expenditures in respect of the purchase price of equipment to the extent the consideration therefor consists of any combination of (i) equipment or other assets traded in at the time of such purchase pursuant to an Asset Sale permitted hereunder and (ii) the proceeds of a concurrent Asset Sale of equipment or other assets permitted hereunder; (d) capital expenditures funded with net cash proceeds which represent reinvestments; (e) interest capitalized in respect of capital expenditures; and (f) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Credit Party) and for which no Credit Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period).

          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash” means money, currency or a credit balance in any Deposit Account.
          “Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by Collateral Agent from time to time in its sole discretion to receive Cash and Cash Equivalents (or purchase Cash or Cash Equivalents with funds received) from the Credit Parties or Persons acting on their behalf pursuant to the Credit Documents, (b) with such depositaries and securities intermediaries as Collateral Agent may determine in its sole discretion, (c) in the name of Collateral Agent (although such account may also have words referring to any Credit Party and the account’s purpose), (d) under the control of Collateral Agent and (e) in the case of a Securities Account, with respect to which Collateral Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.
          “Cash Equivalents” means, as at any date of determination:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within twelve (12) months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Lender, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) repurchase obligations with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

          (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s;
          (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by a Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
          (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; and
          (i) investments with foreign governmental entities which are members of the OECD or foreign banks organized under the laws of countries which are members of the OECD similar to the investments set forth in clauses (a), (b), (c) and (d) above, so long as such foreign bank has combined capital and surplus of a Dollar Equivalent or no less than $500,000,000.
          “Cash Management Document” means any certificate, agreement or other document executed by any Credit Party in respect of the Cash Management Obligations of any Credit Party.
          “Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by any Agent, any Lender or any Affiliate of any of them) by any Agent, any Lender or any Affiliate of any of them in connection with this Agreement or any Credit Document (other than Cash Management Documents), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.
          “Certificate Re Non-Bank Status” means a certificate substantially in the form of Exhibit E.
          “Change of Control” means, at any time, any of the following events: (a) any Person or group (within the meaning of Rule 13-d-5 the Exchange Act), shall become after the Closing Date (other than a Permitted Holder) the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of issued and outstanding capital stock of Parent representing 35% or more of the voting power in elections for directors of Parent on a fully diluted basis; (b) a majority of the members of the board of directors of Parent or the board of directors of Company shall cease to be Continuing Members; (c) Parent shall cease to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of Company; or (d) a change of control (or similar concept) under the European First Lien Term Loan Agreement, the Second Lien Term Loan Agreement or any agreement evidencing Indebtedness described in Section 8.1(b), shall occur.
          “Chapter 11 Case” and “Chapter 11 Cases” shall have the meaning ascribed to it in the recitals to the Agreement.
          “Closing Date” means June 27, 2008.

          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.
          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all or part of the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the Aircraft Security Agreement, the Mortgages, intellectual property security agreements, the Intercreditor Agreement, the European Intercreditor Agreement, Foreign Collateral Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements (including, but not limited to, any abstract acknowledgement of indebtedness created for the purpose of creating security interests under German law) delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for all or part of the Obligations.
          “Commitment” means any Lender’s Revolving Commitment or Swing Line Commitment.
          “Company” as defined in the preamble hereto.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit G.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Parent and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) consolidated income withholding, franchise and similar tax expense, (d) total depreciation expense, (e) total amortization expense (including amortization of intangibles), (f) fees, costs and expenses incurred in connection with the credit facilities hereunder, the European AR Factoring Facilities, the European First Lien Term Loan Agreement, the Second Lien Term Loan Agreement, the issuance by Parent of its Series A Redeemable Voting Mandatorily Convertible Preferred Stock on the Closing Date, restructuring and reorganization, (g) fees, costs, expense and charges in connection with the Company’s emergence from the Chapter 11 Cases so long as such fees, costs, expenses are incurred on or prior to the Closing Date or, if incurred within one year after the Closing Date, do not exceed $9,000,000 in cash (and all non-cash charges whenever incurred with respect to the foregoing fees, costs, expenses and charges), (h) Cash and non-Cash non-recurring (or recurring with respect to non-cash) items reducing Consolidated Net Income, in each case, without duplication and including charges related to the ongoing operational restructuring and other non-recurring items, (i) losses from extraordinary items, (j) foreign exchange losses, (k) fees, costs and expenses of the Company and its Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales, issuance of Capital Stock or Indebtedness permitted hereunder, (l) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, (m) expenses to the extent actually reimbursed in cash under any indemnification, and (n) non-recurring losses as a result of fresh-start accounting procedures in connection with the emergence from the Chapter 11 Cases, minus (ii) to the extent included in Consolidated Net Income, the sum of the amounts for such period of (a) Cash and non-Cash non-recurring items increasing Consolidated Net Income for such period, (b) gains from extraordinary items,

(c) foreign exchange gains and (d) non-recurring gains as a result of fresh-start accounting in connection with the emergence from the Chapter 11 Cases.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11(d) payable on or before the Closing Date.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (c) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
          “Consolidating” means, in connection with any financial statements of Parent, consolidating between Credit Parties and Subsidiaries of Parent which are not Credit Parties.
          “Continuing Member” means a member of the board of directors of Parent or Company who either (a) was a member of such board of directors on the Closing Date and has been such continuously thereafter or (b) became a member of such board of directors after the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of such board of directors.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other similar instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Control Account” means a Securities Account that is the subject of a Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.
          “Control Agreements” means any deposit, securities or other account control agreement including any Deposit Account Control Agreement and Securities Account Control Agreement.

          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by any Credit Party in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith on or after the date hereof.
          “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
          “Credit Party” means Parent, Company and the Guarantors from time to time party to this Agreement or any Collateral Document.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Deposit Account Bank” means a financial institution selected by the Company and reasonably approved by Administrative Agent.
          “Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Collateral Agent, entered into by Company and/or a Guarantor, Collateral Agent and a Deposit Account Bank which maintains one or more Deposit Accounts for Company or such Guarantor pursuant to which Deposit Account Bank, among other things, to the extent requested by Collateral Agent, waives its rights of setoff, consolidation or recoupment and any other claim against such Deposit Accounts and covenants to initiate and maintain a cash management system in favor of Collateral Agent.

          “Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce Company’s and the Guarantors’ Accounts in a manner consistent with current and historical accounting practices of Parent, Company and the Guarantors, as applicable.
          “Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) fiscal month period most recently ended divided by (b) total gross sales by Company and the Guarantors for the twelve (12) fiscal month period most recently ended or such other amount as may be determined by Administrative Agent in its reasonable discretion in the event Company is unable to calculate dilution effectively in the manner contemplated.
          “Dilution Reserve” shall mean, at any date, (a) the amount (if any) by which the Dilution Ratio exceeds 5.00% multiplied by (b) the Eligible Accounts on such date. If the Dilution Ratio does not exceed 5.00%, the Dilution Reserve shall be zero.
          “Documentation Agent” as defined in the preamble hereto.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any existing or subsequently acquired or organized Subsidiary of Parent organized under the laws of the United States of America, any State thereof or the District of Columbia (other than any Existing Joint Venture and the Proposed Joint Venture if it is so organized).
          “Eligibility Reserves” means such eligibility reserves as Administrative Agent may from time to time establish with respect to any component of the Borrowing Base or with respect to Obligations that are or may become due and payable under Hedge Agreements up to $2,000,000, in Administrative Agent’s discretion exercised in its commercially reasonable judgment and to the extent not already reflected in the calculation of Borrowing Base.
          “Eligible Aircraft” means, at any time, any aircraft of Company and each Guarantor which is included in the Borrowing Base at the request of the Company, but excluding any aircraft:
          (a) which is not subject to a perfected Lien in favor of Collateral Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of Collateral Agent;
          (c) which is obsolete, unmerchantable or unfit for sale;
          (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Pledge and Security Agreement or the Aircraft Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
          (e) in which any Person other than Company or a Guarantor shall have any ownership, interest or title thereto;

          (f) which is not covered by casualty and liability insurance reasonably acceptable to Collateral Agent;
          (g) which is not registered with the U.S. Federal Aviation Administration;
          (h) which Administrative Agent otherwise determines in its commercially reasonable credit judgment exercised in good faith is unacceptable; or
          (i) with respect to which Administrative Agent has not received a satisfactory appraisal from a third party appraiser reasonably acceptable to Administrative Agent.
In the event that aircraft which was previously Eligible Aircraft ceases to be Eligible Aircraft hereunder, Company shall exclude such aircraft from Eligible Aircraft on, and at the time of submission to Administrative Agent of, the next Borrowing Base Certificate.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses.
          “Eligible Equipment” means, at any time, the Equipment of Company (other than tooling and molds) and each Guarantor (other than aircraft), but excluding any Equipment:
          (a) which is not subject to a perfected Lien in favor of Collateral Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of Collateral Agent;
          (c) which is obsolete, unmerchantable or unfit for sale;
          (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Pledge and Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
          (e) in which any Person other than Company or a Guarantor shall have any ownership, interest or title thereto;
          (f) which is not covered by casualty and liability insurance acceptable to Collateral Agent;
          (g) which is not located in the U.S.;
          (h) which is located in any location leased by any Credit Party unless the lessor has delivered to the Collateral Agent a Landlord Personal Property Collateral Access Agreement or a reserve for charges and other amounts due or to become due with respect to such facility has been established by Administrative Agent in its commercially reasonable credit judgment exercised in good faith;
          (i) which is in the possession of a bailee and is not evidenced by a negotiable document of title, unless (i) such warehouseman or bailee has delivered to Administrative Agent a

Landlord Personal Property Collateral Access Agreement and such other documentation as Administrative Agent may require or (ii) an appropriate reserve for charges and other amounts due or to become due to such bailee has been established by Administrative Agent in its commercially reasonable credit judgment exercised in good faith;
          (j) which is located in any location that is subject to a mortgage in favor of any person other than Administrative Agent or Collateral Agent, unless (i) the mortgagee for such location has delivered to Collateral Agent a mortgagee waiver in form and substance satisfactory to Administrative Agent or (ii) the Intercreditor Agreement provides that Collateral Agent shall have a right of access to such locations;
          (k) which consists of automobiles or other Equipment subject to a certificate of title statute;
          (l) which Administrative Agent otherwise determines in its commercially reasonable credit judgment exercised in good faith is unacceptable; or
          (m) with respect to which Administrative Agent has not received a satisfactory appraisal from a third party appraiser reasonably acceptable to Administrative Agent.
          In the event that Equipment which was previously Eligible Equipment ceases to be Eligible Equipment hereunder, Company shall exclude such Equipment from Eligible Equipment on, and at the time of submission to Administrative Agent of, the next Borrowing Base Certificate.
          “Eligible Inventory” means, at any time, the Inventory of Company and each Guarantor, but excluding any Inventory:
          (a) which is not subject to a perfected Lien in favor of Collateral Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of Collateral Agent;
          (c) which is excess, slow moving, obsolete, unmerchantable, unfit for sale or not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;
          (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Pledge and Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
          (e) in which any Person other than Company or applicable Guarantor shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
          (f) which is not finished goods (unless it is work in process or raw materials inventory), manufacturing maintenance or repair parts, packaging and shipping materials, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

          (g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;
          (h) which is located in any location leased by any Credit Party unless the lessor has delivered to the Collateral Agent a Landlord Personal Property Collateral Access Agreement or a reserve for charges and other amounts due or to become due with respect to such facility has been established by Administrative Agent in its commercially reasonable credit judgment exercised in good faith;
          (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a negotiable document of title, unless (i) such warehouseman or bailee has delivered to Administrative Agent a Landlord Personal Property Collateral Access Agreement and such other documentation as Administrative Agent may require or (ii) an appropriate reserve for charges and other amounts due or to become due to such warehouseman or bailee has been established by Administrative Agent in its commercially reasonable credit judgment exercised in good faith;
          (j) which is located in any location that is subject to a mortgage in favor of any person other than Administrative Agent or Collateral Agent, unless (i) the mortgagee for such location has delivered to Collateral Agent a mortgagee waiver in form and substance satisfactory to Administrative Agent or (ii) the Intercreditor Agreement provides that Collateral Agent shall have a right of access to such locations;
          (k) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
          (l) which is a discontinued product or component thereof in excess of quantities required under customer purchase agreements;
          (m) which is the subject of a consignment by Company or the applicable Guarantor as consignor;
          (n) which is perishable;
          (o) which contains or bears any intellectual property rights licensed to Company or the applicable Guarantor unless Collateral Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
          (p) which is not reflected in a current perpetual inventory report of Company or the applicable Guarantor (unless such Inventory is reflected in a report to Administrative Agent as “in transit” Inventory);
          (q) to the extent of that portion of the cost of such Inventory which is attributable to intercompany profit among Company or the applicable Guarantor and their Affiliates;
          (r) which is covered by a negotiable document of title, unless such document has been delivered to Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of Collateral Agent and other junior Liens to the extent permitted hereunder;

          (s) which Administrative Agent otherwise determines in its commercially reasonable credit judgment exercised in good faith is unacceptable; or
          (t) with respect to which Administrative Agent has not received a satisfactory appraisal from a third party appraiser reasonably acceptable to Administrative Agent.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, Company shall exclude such Inventory from Eligible Inventory on, and at the time of submission to Administrative Agent of, the next Borrowing Base Certificate.
          “Eligible Real Estate Assets” means, at any time, the Real Estate Assets listed on Schedule 1.1(a) (as amended from time to time by mutual agreement of the Company and the Administrative Agent) of Company and each Guarantor, but excluding any Real Estate Asset:
          (a) which is not subject to a perfected Lien in favor of Collateral Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of Collateral Agent;
          (c) with respect to which any covenant, representation, or warranty contained in this Agreement or the applicable Mortgage has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
          (d) in which any Person other than Company or a Guarantor shall have any direct or indirect ownership interest or title thereto;
          (e) which is not covered by title, casualty and liability insurance reasonably acceptable to Collateral Agent;
          (f) which Administrative Agent otherwise determines in its commercially reasonable credit judgment exercised in good faith is unacceptable; or
          (g) with respect to which Administrative Agent has not received a satisfactory appraisal from a third party appraiser reasonably acceptable to Administrative Agent.
In the event that any Real Estate Asset which was previously an Eligible Real Estate Asset ceases to be Eligible Real Estate Asset hereunder, Company shall exclude such Real Estate Asset from Eligible Real Estate Assets on, and at the time of submission to Administrative Agent of, the next Borrowing Base Certificate.
          “Eligible Receivables” means, at any time, the aggregate Accounts of Company and each Guarantor, but excluding any Account:
          (a) which is not subject to a perfected security interest in favor of Collateral Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of Collateral Agent other than to the extent Eligibility Reserves have been established with respect to any such priority;

          (c) which (i) is unpaid more than 90 days (105 days in the case of any Account with an original due date more than 30 days after the date of the original invoice therefor) after the date of the original invoice therefor or more than 60 days after the original due date, or (ii) which has been written off the books of Company or Guarantor Subsidiaries or otherwise designated as uncollectible;
          (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
          (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds 20% (or 30% in respect of Ford Motor Company (including any of its affiliates and subsidiaries) and 25% in respect of Chrysler LLC (including any of its affiliates and subsidiaries)) of the sum of the aggregate Eligible Receivables;
          (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Pledge and Security Agreement has been breached or is not true;
          (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon Company’s or applicable Guarantor’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
          (h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
          (i) which is owed by an Account Debtor which currently (i) has applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition Accounts of (i) Delphi Corporation in an aggregate amount not to exceed $3,500,000 and (ii) any other Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
          (j) which is owed by an Account Debtor which (i) does not maintain its chief executive office or principal office in the U.S., Canada (excluding the provinces of Quebec, Newfoundland, Nunavut and the Northwest Territories) or (ii) is not organized under applicable law of the U.S., or any state of the U.S., Canada (excluding the provinces of Quebec, Newfoundland, Nunavut and the Northwest Territories), unless, in either case, such Account is backed by a letter of credit reasonably acceptable to Administrative Agent which is in the possession of, has been assigned to and is directly drawable by Collateral Agent;
          (k) which is owed in any currency other than Dollars, Canadian Dollars or Mexican Pesos (provided, that, for the avoidance of doubt, the Account Debtor shall be required to be organized under applicable law of the U.S. or any state of the U.S.;

          (l) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country, state, province or municipality other than the U.S. federal government unless such Account is backed by a letter of credit acceptable to Administrative Agent which is in the possession of Collateral Agent, or (ii) the federal government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Collateral Agent in such Account have been complied with to Administrative Agent’s reasonable satisfaction;
          (m) which is owed by any Affiliate, Subsidiary, employee, officer, director, agent or stockholder of any Credit Party;
          (n) which, for any Account Debtor, exceeds a credit limit determined by Company, to the extent of such excess;
          (o) where the Account Debtor (i) is a creditor of Company or any Guarantor, (ii) has or has asserted a right of set-off against Company or any Guarantor (unless such Account Debtor has entered into a written agreement reasonably acceptable to Administrative Agent to waive such set-off rights) or (iii) has disputed its liability (whether by chargeback or otherwise) or made any asserted or unasserted claim with respect to the Account or any other Account of Company or any Guarantor which has not been resolved, in each case, without duplication, to the extent of the amount owed by such Company or applicable Guarantor to the Account Debtor, but only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute claim, or the amount of such security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, as the case may be;
          (p) which is evidenced by any promissory note, chattel paper, or instrument;
          (q) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Company or applicable Guarantor to seek judicial enforcement in such jurisdiction of payment of such Account, unless Company or such Guarantor has filed such report or qualified to do business in such jurisdiction;
          (r) with respect to which Company or applicable Guarantor has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Company or applicable Guarantor created a new receivable for the unpaid portion of such Account;
          (s) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
          (t) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than Company or applicable Guarantor (or, upon consummation of such sale, the Account Debtor to whom such goods were sold) has or has had an ownership interest in such goods, or which indicates any party other than Company or applicable Guarantor as payee or remittance party;
          (u) which was created on cash on delivery terms;

          (v) which is a non-trade Account (except for an Account which represents a sale of tooling or prototypes that have been approved in writing and accepted by the applicable Account Debtor);
          (w) which is an extended terms account, which is due and payable more than 90 days from the original date of invoice;
          (x) which Administrative Agent determines in its commercially reasonable credit judgment exercised in good faith may not be paid by reason of the Account Debtor’s inability to pay or which Administrative Agent otherwise determines in its commercially reasonable credit judgment exercised in good faith is unacceptable; or
          (y) with respect to which Administrative Agent has not completed, and is reasonably satisfied with the results of, a field examination.
          In the event that an Account which was previously an Eligible Receivable ceases to be an Eligible Receivable hereunder, Company shall exclude such Account from Eligible Receivables on, and at the time of submission to Administrative Agent of, the next Borrowing Base Certificate. In determining the amount of the Eligible Receivable, the face amount of an Account shall be reduced by, without duplication and to the extent such reduction is not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Company or applicable Guarantor is obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Company or a Guarantor to reduce the amount of such Account. In determining the aggregate amount from the same Account Debtor that is unpaid more than 90 days (or 105 days, if applicable) from the date of invoice or more than 60 days from the due date pursuant to clause (c) above, there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor with invoice dates more than 90 days (or 105 days, if applicable) from the date of invoice or more than 60 days from the due date.
          “Employee Benefit Plan” means, in respect of any Credit Party, any “employee benefit plan” as defined in Section 3(3) of ERISA which is, in the case of any plan subject to Title IV of ERISA, sponsored, maintained or contributed to by, or required to be contributed by, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.
          “Entitlement Holder” has the meaning given such term in the UCC.
          “Entitlement Order” has the meaning given such term in the UCC.
          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, standards, orders-in-council, directives, consents, decrees, Governmental Authorizations, or any other applicable requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, or of the environment or natural resources (including ambient air, surface water, ground water, wetlands, land surface or subsurface strata) in any manner applicable to Parent or any of its Subsidiaries or any Facility.
          “Equipment” has the meaning assigned to such term in the Pledge and Security Agreement.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Sections 414(m) or 414(o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Parent or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Parent or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent or such Subsidiary and with respect to liabilities arising after such period for which Parent or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Parent, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, material penalties, material taxes or related material charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “European AR Factoring Facilities” means (i) that certain Multi Countries Factoring Solution Framework Agreement, dated June 27, 2008 by and among Dura Holding Germany GmbH, Dura Automotive Body & Glass Systems GmbH, Dura Automotive CZ, k.s., Dura Automotive Body & Glass Systems Components s.r.o. and other Foreign Subsidiaries party thereto and Coface Finanz GmbH, (ii) that certain Factoring Agreement, dated June 20, 2008, by and between Dura Automotive Systems SAS and GE Factofrance, and (iii) (A) that certain Framework Agreement on Assignment of Receivables for Consideration by and between Dura Automotive Systems CZ, s.r.o. and ABN AMRO Bank N.V., and (B) that certain Framework Agreement on Assignment of Receivables by and between Dura Automotive Romania SRL and ABN AMRO Bank Romania SA, with respect to this clause (iii), each of which may be entered into after the Closing Date pursuant to documentation reasonably acceptable to the Administrative Agent, and in the case of each of (i), (ii) and (iii), together with any agreements, covenants and undertakings related thereto by the parties thereof.
          “European First Lien Term Loan Agreement” means that certain Credit Agreement, dated as of June 25, 2008, among German Parent, DURA Holding Germany GmbH, certain other Foreign Subsidiaries that are not Credit Parties, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent.
          “European Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit I-2, as it may be amended, supplemented, or otherwise modified from time to time.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excess Availability” means, at any time, an amount equal to the sum of (a) the Available Credit at such time plus (b) unrestricted Cash and Cash Equivalents of each Credit Party which is subject to a Lien of Collateral Agent.
          “Existing DIP Agreements” means the Existing DIP Revolving Credit Agreement and the Existing DIP Term Loan Agreement.
          “Existing DIP Revolving Credit Agreement” means the Senior Secured Super-Priority Debtor In Possession Revolving Credit and Guaranty Agreement, dated as of November 30, 2006, by and among Company, Old Dura, the Subsidiaries of Old Dura and Company party thereto, as guarantors, the lenders party thereto, and General Electric Capital Corporation, as administrative agent and collateral agent, as such agreement has been amended, modified or supplemented.

          “Existing DIP Term Loan Agreement” means the Senior Secured Super-Priority Debtor In Possession Term Loan and Guaranty Agreement, dated as of January 30, 2008, among Company, the guarantors party thereto, Ableco Finance LLC, as administrative agent, collateral agent, syndication agent and documentation agent and the lenders party thereto, as such agreement has been amended, modified or supplemented.
          “Existing Joint Venture” means each Joint Venture listed on Schedule 1.1(c) hereto.
          “Existing Letters of Credit” means those Letters of Credit listed on Schedule 1.1(b) hereto.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “Financial Asset” has the meaning given to such term in the UCC.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief executive officer, the chief financial officer or treasurer or assistant treasurer of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.
          “Fixed Asset Cap” means $15,000,000; provided, that, beginning January 1, 2009 and on the first day of each month thereafter, such amount shall be reduced by $125,000 each month.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          “Foreign Collateral Agreement” means each pledge agreement or similar instrument, in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, executed by any Credit Party on the Closing Date or from time to time thereafter in accordance with Section 5.10 with respect to the Capital Stock of any Foreign Subsidiary, as such Foreign Collateral Agreement may be amended, restated, supplemented or otherwise modified from time to time.
          “Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary (other than any Existing Joint Venture).
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in the United States in effect as of the date of determination thereof.
          “GE Capital” as defined in the preamble hereto.
          “General Intangible” as defined in the UCC.
          “German Parent” means Dura European Holding LLC & Co. KG, a limited liability company organized under the laws of the Federal Republic of Germany.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, tribunal or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory, governmental or administrative functions of or pertaining to any government or any court or central bank, in each case whether associated with a State of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Grantor” means a “Grantor” as defined in the Pledge and Security Agreement.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means, on the date of this Agreement, Parent, each other Holding Company and each Domestic Subsidiary (other than Company) listed on the signature pages of this Agreement and thereafter each Domestic Subsidiary that executes a Counterpart Agreement or such other accession agreement to this Agreement as a Guarantor accepted and agreed by, and in form and substance reasonably satisfactory to, Administrative Agent.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material, substance, or exposure to, which is prohibited, limited or regulated by any Governmental Authority because of its hazardous, dangerous or deleterious properties or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or an option contract, commodities future or option contract for materials used in the ordinary course of business, entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Company’s or any of its Subsidiaries’ businesses.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) (A) the audited financial statements of Old Dura and its Subsidiaries for the Fiscal Year ended December 31, 2006, and (B) the unaudited financial statements of Old Dura and its Subsidiaries for the Fiscal Year ended December 31, 2007, in each case, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Old Dura and its Subsidiaries as at the most recently ended month, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the applicable period ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Old Dura and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Holding Companies” means, collectively, each of Parent, New Dura Holdco, Inc., a Delaware corporation, and New Dura Opco, Inc., a Delaware corporation.
          “Immaterial Subsidiary” means any Subsidiary of Parent that is not a Credit Party which owns assets having a market value, and having gross revenues for its most recently ended fiscal year, in each case not in excess of (i) $2,000,000 individually and (ii) $5,000,000 in the aggregate for all such Subsidiaries.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and other than trade payables and accrued expenses, in each case in the ordinary course of business), which purchase price is  due more than six months from the date of incurrence of the obligation in respect thereof; (v) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided, the amount of Indebtedness hereunder shall be limited to the lesser of the aggregate unpaid amount of such Indebtedness and the fair market value of the property (or assets subject to such Lien); (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all net obligations of such Person (which shall be determined on a net basis to the extent such obligations are subject to an effective netting arrangement) in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable, out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Parent or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit I-1, as it may be amended, supplemented, or otherwise modified from time to time.

          “Interest Payment Date” means with respect to (i) any Base Rate Loan, the last day of each calendar month, commencing on the first such date to occur after the Closing Date, if such date is a Business Day, otherwise the immediately preceding Business Day, and the final maturity date of such Loan; and (ii) any LIBOR Loan, the last day of each LIBOR Period applicable to such Loan.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any LIBOR Period, the date that is two Business Days prior to the first day of such LIBOR Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Inventory” has the meaning assigned to such term in the Pledge and Security Agreement.
          “Inventory Cap” means $27,500,000.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Parent or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Parent from any Person (other than any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent or any of its Subsidiaries to any other Person (other than Parent or any Guarantor). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Issuing Bank” means any financial institution party hereto as Issuing Bank, together with its permitted successors and assigns in such capacity, including any financial institution which agrees to become an Issuing Bank after the date hereof with the agreement of Administrative Agent and Company.
          “JCI” means, collectively, Johnson Controls Systems, Inc., its affiliates and subsidiaries, and Bridgewater Interiors.
          “JCI Agreements” means collectively, (i) that certain Modification Agreement by and among the Debtors and JCI, executed on September 21, 2007 and October 3, 2007 (as modified by that certain Order Approving JCI Agreements entered by the Bankruptcy Court on November 9, 2007 (the “JCI Order”), the “Modification Agreement”) and (ii) that certain Access Agreement by and among the Debtors and JCI, executed on September 21, 2007 and October 3, 2007 (as modified by the JCI Order, the “Access Agreement”).
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be reasonably approved by Collateral Agent and the other parties thereto.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.
          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement and shall include the Existing Letters of Credit.
          “Letter of Credit Sublimit” means the lesser of (i) $25,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding (except to the extent cash collateralized, or backstopped by a back to back letter of credit in form and substance and issued by an issuing bank acceptable to Administrative Agent, in each case, at 105% of the face amount of such Letter of Credit), and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Company.
          “LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
          “LIBOR Period” means, in connection with a LIBOR Loan, an interest period of one, two or three months as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding LIBOR Period expires; provided, (a) if a LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such LIBOR Period shall expire on the immediately preceding Business Day; (b) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no LIBOR Period with respect to any portion of the Loans shall extend beyond the Maturity Date.
          “LIBOR Rate” means, for any Interest Rate Determination Date with respect to a LIBOR Period for a LIBOR Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on Reuters Screen LIBOR01 Page for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by major financial institutions reasonably satisfactory to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, hypothecation, deemed trust, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means any Revolving Loan or Swing Line Loan.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of (A) the Credit Parties taken as a whole and (B) Parent and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against the Credit Party of the Credit Documents to which they are a party; or (iv) the rights, remedies and benefits available to, or conferred upon, the Agents, the Lenders and the other Secured Parties under the Credit Documents.
          “Material Contract” means any contract, agreement with respect to provision of parts for an automobile model or other arrangement to which Parent or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Maturity Date” means the earliest to occur of (i) June 25, 2012, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13 or Section 2.14, and (iii) the date of the termination of the Revolving Commitments or acceleration of the Obligations pursuant to Section 8.1.
          “Maximum Credit” means, at any time, the lesser of (i) the Revolving Commitments in effect at such time and (ii) the Borrowing Base at such time.
          “Modification Agreement” as defined in the definition of JCI Agreements.
          “Mortgage” means any mortgage, deed of trust or other document, in form and substance reasonably satisfactory to Collateral Agent, executed or required herein to be executed by any Credit Party and granting a security interest over any Real Estate Asset owned in fee simple by the Credit Parties in favor of the Collateral Agent as security for the Obligations.
          “Moody’s” means Moody’s Investor Services, Inc.

          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA and subject to ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Parent or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs, commissions, fees and expenses incurred in connection with such Asset Sale, including (a) income, sale, use, transaction, gains or other taxes paid or payable in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) pension, other post-employment benefit liabilities payable or reserved and any other reserves established in accordance with GAAP for liabilities associated with such Asset Sale and (d) a reasonable reserve for any indemnification payments (fixed or contingent) and normal course post-closing adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Parent or any of its Subsidiaries in connection with such Asset Sale.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Parent or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) the sum of (a) any actual costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary in respect thereof, and (b) any bona fide costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including taxes paid or payable in connection therewith.
          “Net Orderly Liquidation Value Percentage” means, the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of inventory as a percentage of the cost of such inventory, which percentage shall be determined by reference to the most recent inventory appraisal approved by Administrative Agent (in its commercially reasonable credit judgment exercised in good faith) and conducted by an independent appraiser reasonably satisfactory to Administrative Agent.
          “Non-Consenting Lender” as defined in Section 2.23.
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-U.S. Lender” as defined in Section 2.20(c).

          “Note” means a promissory note in the form of either Exhibit B-1 or B-2, as applicable, as it may be amended, supplemented or otherwise modified from time to time.
          “Notice” means a Funding Notice or a Conversion/Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party under the Credit Documents, including Letter of Credit Usage and obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document (including any Control Agreement), Hedge Agreement or Cash Management Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, Cash Management Obligations, fees, expenses, indemnification or otherwise, including all obligations to provide cash collateral for any Letter of Credit Usage.
          “Obligee Guarantor” as defined in Section 7.7.
          “Old Dura” shall have the meaning ascribed to it in the recitals hereto.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws or memorandum and articles of association (or equivalent), as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any Domestic Subsidiary that is a limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-U.S. government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.
          “Participant Register” shall have the meaning assigned to it in Section 10.6(h).
          “Patriot Act” shall have the meaning assigned to it in Section 4.23.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means, in respect of any Credit Party, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
          (a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

          (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all material applicable Governmental Authorizations;
          (c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law or other nominal shares required to be issued pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Subsidiary Guarantor thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;
          (d) with respect to any Permitted Acquisition by Company or any of its Domestic Subsidiaries, the Credit Parties shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;
          (e) with respect to any Permitted Acquisition by Company or any of its Domestic Subsidiaries, Company shall have delivered to Administrative Agent, at least thirty (30) days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (d) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate Acquisition Consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, (iii) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (iv) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;
          (f) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date (or reasonably related, ancillary, corollary or complementary businesses thereto);
          (g) such acquisition shall be consensual and shall have been approved by the target’s board of directors; and
          (h) with respect to any Permitted Acquisition by Company or any of its Domestic Subsidiaries, (A) the average of daily Excess Availability for the 90 days prior to the closing of any such acquisition giving pro forma effect to the Acquisition Consideration shall be not less than $50 million and (B) the projected average of daily Excess Availability for the 90 days after the closing of any such acquisition giving pro forma effect to the Acquisition Consideration shall be not less than $50 million based on projections presented by Company to the Administrative Agent and reasonably satisfactory to the Administrative Agent.
          “Permitted Holders” means each of Pacificor, LLC, Bennett Management Corporation, Wilfrid Aubrey LLC, DuPont Capital Management, Frontier Ridge Investments, GSO Capital Partners LP, GSO Domestic Capital Funding (Luxembourg) Sarl, Blackstone Distressed Securities Fund (Luxembourg) Sarl and their respective Affiliates.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

          “Permitted Refinancing” means Indebtedness constituting a refinancing, renewal, replacement or extension of other Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such other Indebtedness outstanding at the time of such refinancing or extension plus any fees, expenses and premiums incurred in connection with such refinancing, renewal, replacement or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such other Indebtedness, (c) is not secured by any property or any Lien other than those securing such other Indebtedness, (d) has the same obligors thereunder as under such other Indebtedness, (e) is otherwise on terms (other than interest rate (which shall be consistent with then applicable market interest rates)) no less favorable, taken as a whole, to the Credit Parties than those of such other Indebtedness and (f) if such other Indebtedness to be refinanced, renewed, replaced or extended (or any Lien securing such other Indebtedness) is subordinated to the Obligations, such refinanced, renewed, replaced or extended Indebtedness (and any Lien securing such refinanced, renewed, replaced or extended Indebtedness) is subordinated to the Obligations to at least the same extent.
          “Permitted Restructuring Transactions” means an investment or loan by the Credit Parties to one or more Subsidiaries of Parent organized in the United Kingdom in an amount not exceeding 15,000,000 British Pounds which amount shall be repatriated in full to the Credit Parties on the same day such investment or loan is made.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, unlimited companies, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Plan” shall have the meaning ascribed to it in the recitals to the Agreement.
          “Platform” shall have the meaning assigned to it in Section 5.1(l).
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. An Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for each Agent, Swing Line Lender and Issuing Bank, the “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender. With respect to any payments or transfers to be made at Administrative Agent’s Principal Office such payments or transfers shall be made to the account specified for Administrative Agent on Appendix B.
          “Proposed Joint Venture” means a Domestic Subsidiary or Foreign Subsidiary organized as a Joint Venture of which the Credit Parties own less than 75% of the Capital Stock.

          “Pro Rata Share” means with respect to each Lender, the percentage obtained by dividing (A) an amount equal to the sum of the Revolving Exposure of that Lender by (B) an amount equal to the sum of the aggregate Revolving Exposure of all Lenders.
          “Protective Advances” means all advances, made at any time that any of conditions precedent in Section 3.2(a) is not satisfied, that Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.
          “Real Estate Asset” means, at any time of determination, any (i) real property owned in fee simple by any Credit Party and (ii) any leasehold interest in real property held by any Credit Party.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that originates or invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Replacement Lender” as defined in Section 2.23.
          “Requisite Lenders” means one or more Lenders (other than Defaulting Lenders) having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders; provided, that, Requisite Lenders shall, in any event, consist of at least two (2) Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Holding Company or Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Holding Company or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Holding Company or Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or Indebtedness outstanding under the Second Lien Term Loan Agreement.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $110,000,000.
          “Revolving Commitment Period” means the period from the Closing Date to but excluding the Maturity Date.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Commitments, that Lender’s Commitment; and (ii) after the termination of the Commitments, the sum of (a) the aggregate outstanding principal amount of the Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Loan” means a Loan made by the Lenders to Company pursuant to Section 2.2 or a Protective Advance made by Administrative Agent, on behalf of the Lenders, pursuant to Section 9.8.
          “Revolving Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Sale and Lease-Back Transaction” as defined in Section 6.11.
          “Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement, dated as of June 27, 2008, among Company, Parent, the Guarantors, the lenders party thereto and Wilmington Trust Company, as administrative agent and collateral agent.
          “Secured Parties” means the Agents, Lenders, the Swing Line Lender, the Issuing Banks and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders, Swing Line Lenders, Issuing Banks and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Swing Line Lenders, Issuing Banks or Lender Counterparties and such Obligations have not been paid or satisfied in full.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, units, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Account” has the meaning given to such term in the UCC.
          “Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets (on a going concern basis) of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature in the ordinary course of business and (c) such Person and its Subsidiaries on a consolidated basis does not have unreasonably small capital in respect of the business or transaction such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Subordinated Indebtedness” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Swing Line Commitment” means the commitment of Swing Line Lender to make Swing Line Loans pursuant to Section 2.3.
          “Swing Line Lender” means GE Capital, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Company pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $15,000,000, and (ii) the Available Credit then in effect.

          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
          “Terminated Lender” as defined in Section 2.23.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
          “Type of Loan” means a Base Rate Loan or a LIBOR Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation as in effect in any applicable jurisdiction).
          “Unused Commitment Fee” as defined in Section 2.11.
          1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) or 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies (other than with regard to fresh start accounting changes relating to the emergence from the Chapter 11 Cases) in conformity with those used to prepare the Historical Financial Statements. If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then Company, Administrative Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Company’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that, notwithstanding any other provision of this Agreement, the Requisite Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders, and provided further that, until such time as the financial covenants and related provisions of this Agreement have been amended in accordance with the terms of this Section 1.2, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP. Notwithstanding anything to the contrary in the foregoing, the definitions set forth in the Credit Documents and any financial calculations required by the Credit Documents shall be computed to exclude (a) the effect of purchase accounting adjustments, including the effect of non-Cash items resulting from any amortization, write-up, write-down or write-off of any assets or deferred charges (including, without limitation, intangible assets, goodwill and deferred financing costs in connection with any Permitted Acquisition or any merger, consolidation or other similar transaction permitted by this Agreement), (b) the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), and (d) any non-Cash compensation charges resulting from the application of FAS 123r.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. [Reserved].
     2.2. Revolving Facility.
          (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in Dollars in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, however, that, except for Protective Advances, at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the Available Credit. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Revolving Loans.
     (i) Except pursuant to Sections 2.3(b)(iv), Section 2.4(d) or, with respect to Protective Advances, Section 9.8, Revolving Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.
     (ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed Funding Notice no later than (a) 12:00 p.m. (noon) (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Loan and (b) no later than 11:00 a.m. (New York City time) on the day of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.

Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.
     (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable LIBOR Period in the case of a LIBOR Loan, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Funding Notice by 12:00 p.m. (noon) (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Company.
     (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date in the case of a Base Rate Loan and 11:00 a.m. (New York City time) on the applicable Credit Date in the case of a LIBOR Loan, by wire transfer of same day funds in Dollars at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Company in the applicable Funding Notice.
     (v) Notwithstanding the foregoing or Section 2.5(b), in order to minimize the frequency of transfers of funds between Administrative Agent, Company and Lenders holding Revolving Commitments, Administrative Agent may elect, at its sole option, to fund the entire amount of any Revolving Loan provided for hereunder and, if such election is made, Administrative Agent shall settle with the Lenders who hold Revolving Commitments on a weekly basis. In the event Administrative Agent makes such election and funds any Revolving Loans under this clause (v), for purposes of calculating interest payable to any Lender having Revolving Commitments, (i) Administrative Agent shall be deemed a Lender that holds Revolving Commitments with respect to any outstanding Revolving Loans funded by Administrative Agent, and (ii) the amount of Revolving Loans of any Lender holding Revolving Commitments that are outstanding on any day shall be equal to the amount of such Lender’s Revolving Loans outstanding on such day (x) excluding any Revolving Loans that have been funded by Administrative Agent with respect to which such Lender has not funded its Pro Rata Share and (y) including Revolving Loans of such Lender which have been repaid by Company to Administrative Agent but not yet received by such Lender from Administrative Agent. With respect to Revolving Loans made by Administrative Agent under this clause (v), each Lender having Revolving Commitments shall settle with Administrative Agent, upon Administrative Agent’s request, on the third Business Day of each calendar week (or on such other day of the week as may be designated from time to time by Administrative Agent) in each successive calendar week (the “Settlement Date”), on any such Revolving Loans and payments since the date of the last settlement. On each Settlement Date, prior to 11:00 a.m. (New York City time), Administrative Agent shall notify each Lender by telephone or facsimile of such Lender’s Pro Rata Share of the outstanding Revolving Loans and the amount of the payment necessary to adjust such Lender’s outstanding Revolving Loans to such Lender’s Pro Rata Share of such Revolving Loans as of such Settlement Date. Any such payment shall be made by the party from which such payment is due to the other party, in same day funds, not later than 2:00 p.m. (New York City time) on the next Business Day following such Settlement Date. If any amount that is payable by a Lender to Administrative Agent on such Settlement Date is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Settlement Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company in writing, and Company shall immediately pay such corresponding amount to Administrative Agent; provided that Administrative Agent shall be entitled to withhold and retain (for its own account) from the interest paid by Company, which would otherwise be paid by Administrative Agent to such Lender, an amount equal to such corresponding amount such Lender failed to pay to Administrative Agent until Administrative Agent has been fully reimbursed, including with interest thereon, at the rate payable hereunder for Revolving Loans that are Base Rate Loans, for each day from such Settlement Date until the date such amount is paid to Administrative Agent. Nothing in this Section 2.2(b)(v) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
     2.3. Swing Line Loans.
          (a) Swing Line Loans.
     (i) During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make Swing Line Loans to Company in Dollars in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, however, that at no time shall the Swing Line Lender make a Swing Line Loan in excess of the lesser of (a) the Available Credit and (b) the Swing Line Sublimit.
     (ii) Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period.
     (iii) The Swing Line Lender’s Swing Line Commitment shall expire on the Maturity Date, and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Swing Line Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Swing Line Loans.
     (i) Swing Line Loans shall be made in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of that amount.
     (ii) Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent and the Swing Line Lender a fully executed Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

     (iii) The Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 4:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Company at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Company.
     (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to Section 2.13, the Swing Line Lender may at any time (and, in any event, at least weekly) in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given which the Swing Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by such Lenders other than the Swing Line Lender shall be immediately delivered by Administrative Agent to the Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to Company with respect to such Refunded Swing Line Loan, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the relevant Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding relevant Revolving Loan to Company and shall be due under the Revolving Note issued by Company to the Swing Line Lender. Company hereby authorizes Administrative Agent and the Swing Line Lender to charge Company’s accounts (other than payroll, tax and trust accounts) with either Administrative Agent or the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including any Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of Company from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
     (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each

Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
               (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists with respect to a Lender with a Revolving Commitment, unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing (at not more than 100%) such Defaulting Lender’s Pro Rata Share of the applicable outstanding Swing Line Loans.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Company (or, in the case of the Existing Letters of Credit, for the account of the entities named therein) in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the lesser of the Borrowing Base and the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Maturity Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; provided, such Letter of Credit may provide for automatic renewal of such Letter of Credit for periods not exceeding one year per renewal; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Maturity Date and (2) the date one year after the date of the issuance of such commercial Letter of Credit; provided, such Letter of Credit may provide for automatic renewal of such Letter of Credit for periods not exceeding one year per renewal or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. In the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing

Bank has entered into arrangements satisfactory to it and Company to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
          (b) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Company and Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(c), Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
          (d) Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement

Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payments with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

          (f) Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any of its Subsidiaries; (v) any breach hereof or any other Credit Document by any party thereto; (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing (other than payment or performance in full in cash in accordance with the terms hereof); or (vii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
     2.5. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company, and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. Company shall utilize the proceeds of the Loans and, with respect to clauses (i) and (ii) below, the proceeds of the European AR Factoring Facilities, the European First Lien Term Loan Agreement, the Second Lien Term Loan Agreement and additional cash to be repatriated from the Company’s Foreign Subsidiaries, and, with respect to clause (iii) below, the Letters of Credit, solely (i) to repay in full the amounts outstanding under the Existing DIP Agreements, (ii) to otherwise enable Company to consummate the Plan and to pay related transaction costs, fees and expenses, (iii) to provide financing for working capital purposes, general corporate purposes and permitted Capital Expenditures from time to time for Company and its Domestic Subsidiaries, and (iv) to pay interest, fees and expenses owing to the Agents and the Lenders pursuant to this Agreement. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of Company, shall maintain at its Principal Office, or such other location as Administrative Agent shall notify Lenders and Company in writing, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Company, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect on the close of business the preceding Business Day, shall be available for inspection by Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, however, each Lender shall only be entitled to inspect an excerpt of the Register containing information relating to such Lender and such Lender’s Loans and Commitments. In the case of any assignment not reflected in the Register, the assigning Lender agrees that it shall maintain a comparable register as a non-fiduciary agent of Company. Such register, as in effect on the close of business the preceding Business Day, shall be available for inspection by Administrative Agent at any reasonable time and from time to time upon reasonable prior notice, and Administrative Agent shall have the right to share any information obtained by it in connection with any such inspection with Company, and Administrative Agent agrees that it shall conduct inspections of such register to the extent requested to do so by Company upon reasonable prior written notice and at reasonable intervals.
          (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after two Business Days prior to the Closing Date, within three Business Days after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loans or Swing Line Loans to Company, as the case may be.
     2.8. Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) in the case of Revolving Loans (other than Protective Advances): (A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin in effect at such time for Base Rate Loans or (B) if a LIBOR Loan, at the LIBOR Rate plus the Applicable Margin in effect at such time for LIBOR Loans; or
          (ii) in the case of Swing Line Loans and Protective Advances, at the Base Rate plus the Applicable Margin in effect at such time for Base Rate Loans.
          (b) The basis for determining the rate of interest with respect to any Revolving Loan, and the LIBOR Period with respect to any LIBOR Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided that Swing Line Loans may be made and maintained as a Base Rate Loan only. If on any day a Revolving Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with LIBOR Loans there shall be no more than 7 LIBOR Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a LIBOR Loan in any Funding Notice or Conversion/Continuation Notice, the relevant Revolving Loan (if outstanding as a LIBOR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current LIBOR Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify a LIBOR Period for any LIBOR Loan in any Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected a LIBOR Period of one month. As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the LIBOR Rate applicable to the relevant Revolving Loan for the applicable LIBOR Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

          (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365 or 366 day year, as the case may be, and (ii) in the case of LIBOR Loans, on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of a LIBOR Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of a LIBOR Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to a LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date and (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan (other than any Swing Line Loan), accrued interest shall instead be payable on the next succeeding Interest Payment Date (except if all Loans are being repaid in full and the Revolving Commitments terminated).
          (f) Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
          (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.

     2.9. Conversion/Continuation.
          (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:
          (i) to convert at any time all or any part of any Revolving Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Loan may only be converted on the expiration of the LIBOR Period applicable to such LIBOR Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or
          (ii) upon the expiration of any LIBOR Period applicable to any LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000, and integral multiples of $100,000 in excess of that amount as a LIBOR Loan.
          (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or Requisite Lenders (i) the principal amount of all Loans outstanding (including Protective Advances) and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy or insolvency laws) payable on written demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to Base Rate Loans and (ii) the fees payable under Section 2.11(a) shall be increased 2% per annum in excess of the rates otherwise payable thereunder. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
          (a) Company agrees to pay to Lenders having Revolving Exposure:
          (i) an unused commitment fee (the “Unused Commitment Fee”) equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Margin then in effect for the Unused Commitment Fee; and provided further that Company shall not be required to pay such Unused Commitment Fees to any Lender that is, on the date such Unused Commitment Fee is to be paid to the Lenders, a Defaulting Lender, and
          (ii) letter of credit fees equal to (1) the Applicable Margin then in effect for LIBOR Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
          (b) Company agrees to pay directly to Issuing Bank, for its own account, the following fees:
          (i) a fronting fee equal to 0.25%, per annum (or such higher rate as may be agreed between Company and Issuing Bank), times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
          (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
          (c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on first day of each calendar month during the Revolving Commitment Period, commencing on the first date to occur after the Closing Date; provided, however, that if such date is not a Business Day, then such fees shall be payable on the immediately preceding Business Day and (ii) the Maturity Date.
          (d) On the Closing Date, Company agrees to pay to each of the Lenders a closing fee equal to 2.00% of such Lender’s Revolving Commitment on the Closing Date.
          (e) Upon any reduction or termination of the Revolving Commitments (other than any such reduction or termination required under Section 2.14 as a result of any mandatory prepayment thereunder) on or prior to the second anniversary of the Closing Date, Company shall pay to the Administrative Agent, for the benefit of the Lenders ratably, an amount equal to 1.00% of the principal amount of the Revolving Commitments so reduced or terminated.
          (f) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
     2.12. Scheduled Reduction of Revolving Commitments. The Revolving Commitments shall be permanently reduced to zero on the Maturity Date.
     2.13. Voluntary Prepayments and Commitment Reductions.
          (a) Voluntary Prepayments. At any time and from time to time, Company may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount as may represent the entire amount of the outstanding Swing Line Loans).
          (b) All such prepayments shall be made (without premium or penalty, except as set forth in Section 2.18(c)):
          (i) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans;

          (ii) upon not less than three Business Days’ prior written notice in the case of LIBOR Loans; and
          (iii) upon prior written notice on the date of prepayment in the case of Swing Line Loans; and
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) in writing on the date required to Administrative Agent (and Administrative Agent will promptly transmit such original notice for the Loans by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
          (c) Voluntary Commitment Reductions.
          (i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, any such reduction or termination shall be accompanied by payment of any fees required under Section 2.11(e).
          (ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
     2.14. Mandatory Prepayments/Commitment Reductions. Subject to the provisions of the Intercreditor Agreement and the European Intercreditor Agreement, the Loans shall be repaid (or cash collateral shall be provided in respect of Letters of Credit) in the manner provided in Sections 2.14(a) through (g) below.
          (a) Asset Sales. Promptly but in no event later than two Business Days following the date of receipt by Company or any Guarantor of any Net Asset Sale Proceeds (other than in connection with Asset Sales permitted by Section 6.9(a)(ii) or (f); provided no Event of Default has occurred and is continuing), Company shall prepay (to the extent such prepayment has not been made pursuant to clause (g) below) the Loans and accrued interest thereon (and, following repayment of the Revolving Loans or if no Revolving Loans are outstanding, provide cash collateral for outstanding undrawn amounts under Letters of Credit in the manner described in Section 8.2 on a pro rata basis) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that Company will only be required to make prepayments and provide cash collateral under this clause (a) with Net Asset Sale Proceeds to the extent such Net Asset Sale Proceeds thereof are greater than $1,000,000 in the aggregate, during any Fiscal Year.

          (b) Insurance/Condemnation Proceeds. Promptly, but in no event later than one Business Day following the date of receipt by Company or any Guarantor, or Administrative Agent or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay (to the extent such prepayment has not been made pursuant to clause (g) below) the Loans and accrued interest thereon and, following repayment of the Revolving Loans or if no Revolving Loans are outstanding, provide cash collateral for outstanding undrawn amounts under Letters of Credit in the manner described in Section 8.2 on a pro rata basis in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.
          (c) [Reserved.]
          (d) Issuance of Debt. Within one Business Day of receipt by Company or any Guarantor of any Cash proceeds from the incurrence of any Indebtedness of Parent or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1(m)) after the Closing Date, Company shall prepay (to the extent such prepayment has not been made pursuant to clause (g) below) the Loans and accrued interest thereon and, following repayment of the Revolving Loans or if no Revolving Loans are outstanding, provide cash collateral for outstanding undrawn amounts under Letters of Credit in the manner described in Section 8.2 on a pro rata basis in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses.
          (e) Maximum Credit. If at any time, the Total Utilization of Revolving Commitments (excluding, for purposes of this Section 2.14(e), Protective Advances) exceeds the aggregate Maximum Credit then in effect at such time, Company shall immediately prepay the Swing Line Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Line Loans and Revolving Loans, Company shall provide cash collateral for the Letter of Credit Usage in the manner set forth in Section 8.2 in an amount equal to 105% of such excess; provided, however, if the Total Utilization of Revolving Commitments exceeds the Maximum Credit as a result of the Administrative Agent establishing a reserve or increasing an existing reserve or otherwise making permitted changes to the Borrowing Base in its reasonable credit judgment exercised in good faith, the Company shall have two (2) Business Days after written notice thereof is given by the Administrative Agent to the Company to make such mandatory prepayment.
          (f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or the Maximum Credit excess, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
          (g) On each Business Day, to the extent Loans are outstanding, all available proceeds collected in the Cash Collateral Account shall be applied to the repayment of the Loans, as provided in Section 5.12.

     2.15. Application of Prepayments/Reductions.
          (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows, in each case, subject to the terms of the Intercreditor Agreement:
          (i) first, to repay outstanding Swing Line Loans (without any reduction of the Revolving Commitment or Swing Line Commitment), on a pro rata basis, to the full extent thereof; and
          (ii) second, to repay outstanding Revolving Loans (without any reduction of the Revolving Commitment), on a pro rata basis, to the full extent thereof.
          (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) and 2.14(g) shall be applied as follows, and in the cases of Sections 2.14(a) through 2.14(d), subject to the terms of the Intercreditor Agreement:
          (i) first, to prepay the Swing Line Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof (without a permanent reduction in the Revolving Commitment or Swing Line Commitment by the amount of any such prepayment unless an Event of Default shall have occurred and be continuing);
          (ii) second, to prepay the Revolving Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) (without a permanent reduction in the Revolving Commitment or Swing Line Commitment by the amount of any such prepayment);
          (iii) third, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and
          (iv) fourth, to provide cash collateral for any Letters of Credit in an amount equal to 105% of the outstanding amount of such Letters of Credit in the manner set forth in Section 8.2 until all such Letters of Credit have been fully cash collateralized in the manner set forth therein.
          (c) Protective Advances. Notwithstanding the foregoing, payments under this Section 2.15 that are allocated to repay Revolving Loans shall be allocated first to repay Protective Advances until such Protective Advances are paid in full and then to repay the other Revolving Loans.
          (d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
          (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans and payments pursuant to Section 2.14(g)) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
          (c) Subject to Section 2.2(b)(v), Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “LIBOR Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (other than with respect to fees payable pursuant to Section 2.11(c)) and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
          (f) Company hereby authorizes Administrative Agent to charge Company’s accounts (other than payroll, tax or trust accounts) with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in the following order:
          (i) first, to pay interest on and then principal of Swing Line Loans and any portion of the Revolving Loans (including Protective Advances) that Administrative Agent may have advanced on behalf of any Lender for which Administrative Agent has not then been reimbursed by such Lender or Company;
          (ii) second to pay Protective Advances;
          (iii) third, to pay Obligations in respect of any expense reimbursements or indemnities then due to any Agent;
          (iv) fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and Issuing Banks;
          (v) fifth, to pay Obligations in respect of any fees then due the Lenders and Issuing Banks;
          (vi) sixth, to pay interest then due and payable in respect of (A) Loans and (B) outstanding reimbursement obligations with respect to Letters of Credit;
          (vii) seventh, to pay or prepay principal amounts on the Loans and reimbursement obligations with respect to Letters of Credit, to provide cash collateral for outstanding undrawn amounts under Letters of Credit in the manner described in Section 8.2, and, to the extent of any Eligibility Reserve then in effect with respect thereto, pay amounts due and owing Lenders and Lender Counterparties in respect of Hedge Agreements up to $2,000,000, ratably to the aggregate principal amount of such Loans, reimbursement obligations undrawn amounts and amounts under Hedge Agreements;
          (viii) eighth, to pay amounts due and owing Lenders, Lender Counterparties and Issuing Banks in respect of Hedge Agreements not paid under clause (vii) above and Cash Management Obligations; and
          (ix) ninth, to the ratable payment of all other Obligations;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligations described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of each Lender’s or Issuing Bank’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of Administrative Agent in addition to that of the Requisite Lenders.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining LIBOR Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.
          (b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall in the absence of manifest error be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the LIBOR Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of LIBOR Periods. Company shall compensate each Lender, within two (2) Business Days of written request by such Lender (which request shall set forth the basis for requesting such amounts and a calculation thereof), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Loan by Company does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Loan of Company does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Loans occurs on a date prior to the last day of a LIBOR Period applicable to that Loan; or (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company.
          (d) Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant LIBOR Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount and currency equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant LIBOR Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation, determination, guideline or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such

Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or the European interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall pay to such Lender, within five Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided, that neither Company nor any of its Subsidiaries shall be required to compensate any Lender pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender notifies Company in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule, determination, guideline, order, or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided, that neither Company nor any of its Subsidiaries shall be required to compensate any Lender pursuant to this Section for any increased costs incurred more than

180 days prior to the date that such Lender notifies Company in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Administrative Agent or any Lender as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Administrative Agent of such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document).
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to any Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except (x) to the extent that any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender, and (y) to the extent that such Lender’s assignor was entitled immediately before the assignment and on the effective date of the Assignment Agreement pursuant to which such Lender became a Lender, to receive additional amounts from any Credit Party under clause (iii) above; provided that no such additional amount shall be required to be paid to any Lender under clause (iii) above that is attributable to such Lender’s failure to comply with the requirements of Section 2.20(c) or (f), as applicable (except to the extent that such failure is a result of a change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the date hereof). In addition, Company shall pay any stamp or documentary taxes or any other mortgage-related taxes or excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document to the relevant taxing or other authority before the date on which penalties attach thereto, and shall deliver to Administrative Agent evidence satisfactory to the affected Lenders of such payment and the remittance thereof to the relevant taxing or other authority.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Company and Administrative Agent two (2) copies of a properly completed and executed IRS Form W-8ECI, Form W-8IMY or Form W-8BEN or other applicable form, certificate or document prescribed by the Internal Revenue Service or the United States certifying as to such Non-U.S. Lender’s entitlement to such exemption, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a Certificate Re Non-Bank Status substantially in the form of Exhibit E to the effect that such Lender is eligible for an exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Internal Revenue Code and a Form W-8BEN, Form W-8IMY or From W-8ECI (each, a “Certificate Re Non-Bank Status”) prior to becoming a Lender, or upon the expiration of any Certificate of Exemption previously provided by such Lender, or upon any change of the applicable lending office of such Lender that renders such Certificate of Exemption invalid, or upon the occurrence of any other event requiring a change in such Certificate of Exemption, or at such other time as may be reasonably required in writing by Company. Any Person that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) that seeks to become a Lender under this Agreement shall provide two copies of a Certificate of Exemption to Company and Administrative Agent prior to becoming a Lender hereunder. No Person that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), including any assignee of a Lender that is an Affiliate or Related Fund of a Lender that is not required to deliver an Assignment Agreement to Administrative Agent or Company as contemplated by Section 10.6(d), may become a Lender hereunder unless such Person is exempt from United States withholding tax with respect to all payments hereunder. Notwithstanding anything to the contrary, a Non-U.S. Lender shall not be required to deliver any form or statement pursuant to this Section 2.20(c) that such Non-U.S. Lender is not legally able to deliver.
          (d) Each Lender and Administrative Agent shall also use commercially reasonable efforts to avoid or minimize amounts which might otherwise be payable by Company pursuant to this Section 2.20, except to the extent such Lender or Administrative Agent determines that such efforts would be disadvantageous to such Lender or Administrative Agent, as determined by such Lender or Administrative Agent in its respective sole discretion and which determination, if made in good faith, shall be binding and conclusive on all parties hereto.
          (e) Each assignee of a Lender’s interest in this Agreement shall be bound by this Section 2.20, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.20. For avoidance of doubt, (i) the provisions of this Section 2.20(e) shall apply to a transferee or assignee of a Lender that is an Affiliate or Related Fund of such Lender that is not required to deliver an Assignment Agreement to Administrative Agent or Company, as contemplated by Section 10.6(d), and (ii) the only forms required to be given by any such Affiliate or Related Fund of a Lender under this Section 2.20 are copies of Certificates of Exemption and Internal Revenue Service Form W-9’s (expressly excluding the applicable Assignment Agreement).
          (f) Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Company or Administrative Agent from time to time thereafter, each Lender other than a Non-U.S. Lender shall deliver to Company and Administrative Agent two duly completed and signed copies of Internal Revenue Service Form W-9.
          (g) Treatment of Certain Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this Section 2.20, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Company, upon the written request of Administrative Agent or such Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Company or any other Person.
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Credit Extensions through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error. Each of Administrative Agent and each Lender agrees to use commercially reasonable efforts to notify Company as promptly as reasonably practicable upon its becoming aware that circumstances exist that would cause Company to become obligated to pay additional amounts pursuant to Sections 2.18, 2.19 and 2.20.

     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or Governmental Authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.2(b)(v), 2.3(b)(iv) or (v) or 2.4(d) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.18 (other than Section 2.18(c)), 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within three Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to

Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees reasonably acceptable to Administrative Agent (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Company shall pay any fees payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender, and the Defaulting Lender shall pay fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled, or to be backstopped or cash collateralized, in each case, in the amount of 105% of the face amount thereof. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     2.24. Payment of Obligations. Upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, Lenders shall be entitled to immediate payment of such Obligations.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of any Lender to make a Credit Extension is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions:
          (a) Credit Documents. Administrative Agent and Lenders shall have received copies of each Credit Document originally executed and delivered by each applicable Credit Party.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party to the extent applicable, certified as of a recent date by the appropriate governmental official, if applicable, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an officer as being in full force and effect without modification or amendment; (iv) a good standing certificate or equivalent (if available) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation each dated a recent date prior to the Closing Date and (v) such other documents as Administrative Agent may reasonably request. The organizational structure and capital structure of Parent and its Subsidiaries shall be as set forth on Schedule 4.1(b).
          (c) Consummation of the Other Transactions.
          (i) All conditions to each of the European AR Factoring Facilities, the European First Lien Term Loan Agreement and the Second Lien Term Loan Agreement shall have been satisfied or waived on the Closing Date.
          (ii) Administrative Agent and Lenders shall each have received a fully executed or conformed copy of the European AR Factoring Facilities, the European First Lien Term Loan Agreement, the Second Lien Term Loan Agreement, and, in each case, any material documents executed in connection therewith. The European AR Factoring Facilities, the European First Lien Term Loan Agreement and the Second Lien Term Loan Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and Lenders and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.
          (iii) Company shall have received on or before the Closing Date (A) at least $95 million in the aggregate from the proceeds of the European AR Factoring Facilities and additional cash repatriated from Foreign Subsidiaries; provided, that none of such additional repatriated cash shall come from proceeds of the European First Lien Term Loan Agreement, (B) at least $50 million in the aggregate from the proceeds (prior to effect to original issue discount thereon) of the European First Lien Term Loan Agreement and (C) at least $83,750,000 in the aggregate from the proceeds (prior to effect to original issue discount thereon) of the Second Lien Term Loan Agreement.
          (d) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.
          (e) Environmental Reports. Administrative Agent and Lenders shall have completed its environmental review with results satisfactory to Administrative Agent and shall have received any existing written reports and other material written information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities.
          (f) Financial Statements and Projections. Administrative Agent and Lenders shall have received (i) unaudited financial statements for the period ended April 27, 2008 and the available unaudited statements for each monthly period from May 2008 through the month prior to closing and all such financial statements shall be reasonably satisfactory in form and substance to Administrative Agent and Lenders, (ii) a proforma closing balance sheet, adjusted to give effect to the transactions contemplated by the Plan, in form and substance reasonably satisfactory to Administrative Agent and Lenders, and (iii) projections and supporting documentation with respect to Parent and its Subsidiaries in form and substance reasonably satisfactory to Administrative Agent for the period from the current Fiscal Year to December 31, 2011 (to contain monthly projections for the twelve months after the Closing Date and quarterly projections thereafter, including projected Excess Availability, as well as actual results for the twelve months prior to the Closing Date).

          (g) Collateral. Collateral Agent shall have received satisfactory evidence of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents. All UCC financing statements and searches necessary in connection with the liens and security interests granted pursuant to the Collateral Documents shall have been duly authorized, all intellectual property filings shall have been made, all filing and recording fees and taxes shall have been duly paid and all pledged stock certificates and all other possessory Collateral shall have been delivered to Collateral Agent (or its bailee) on behalf of the Secured Parties. Collateral Agent shall have a valid security interest in, and Liens on, the Collateral covered thereby which security interests and Liens are, to the extent required under the Collateral Documents, perfected security interests and Liens with the priorities set forth in the Intercreditor Agreement and the European Intercreditor Agreement (to the extent applicable). Except with respect to Collateral subject to the post-closing covenants set forth on Schedule 5.13, Collateral Agent shall have a perfected valid security interests in, and Liens on (i) 100% of the Capital Stock of each Domestic Subsidiary, and (ii) such percentage of the Capital Stock of each first-tier Foreign Subsidiary listed on Schedule 3.1(g) pursuant to a Foreign Collateral Agreement in the applicable jurisdiction for such Foreign Subsidiary, in form and substance reasonably satisfactory to Administrative Agent, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent and Lenders may reasonably request. Except with respect to Collateral subject to the post-closing covenants set forth on Schedule 5.13, in the case of any Real Estate Assets that are Collateral, Administrative Agent shall have received title insurance policies, surveys, evidence as to zoning compliance and certificates of occupancy, all in form and substance reasonably satisfactory to Administrative Agent.
          (h) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (i) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the written opinions of Kirkland & Ellis LLP, counsel for the Credit Parties and such local and foreign counsel for the Credit Parties as the Administrative Agent shall reasonably request as to such matters as Administrative Agent or Lenders may reasonably request, dated as of the Closing Date, and otherwise in form and substance reasonably satisfactory to Administrative Agent and Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (j) Fees. Company shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(d) and (f) and all remaining invoiced fees and reasonable out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of counsel) required to be paid to the Agents on or before the Closing Date shall have been paid.
          (k) Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (l) No Litigation. There shall not exist any unstayed action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Lenders, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

          (m) Material Adverse Change. There shall not have occurred any event or circumstance since April 27, 2008 which has resulted in a Material Adverse Effect; provided, however for purposes of this Section 3.1(m), none of the matters disclosed in the Disclosure Statement filed in connection with the Plan of Reorganization prior to the date of hereof, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein), be deemed to constitute a Material Adverse Effect.
          (n) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and Lenders and such counsel, and Administrative Agent and Lenders and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          (o) Appraisals. Administrative Agent and Lenders shall have received reasonably satisfactory appraisals, from third party appraisers reasonably acceptable to the Agents, with respect to Real Estate Assets (such appraisal to be in conformance with FIRREA appraisal requirements), and Eligible Aircraft.
          (p) Plan Confirmation and Effectiveness. The Plan confirmed by a final order entered by the Bankruptcy Court on May 13, 2008 (the “Confirmation Order”), shall not have been stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay. There shall have been no changes to the Plan from the date of the Confirmation Order other than such changes reasonably acceptable to Administrative Agent. Moreover, (i) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (ii) no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending other than that certain appeal by James W. Korth and (iii) the Confirmation Order must otherwise be in full force and effect. All conditions to the effectiveness of the Plan shall have been satisfied or waived in a manner reasonably acceptable to Administrative Agent and Lenders, and the Plan shall have been consummated or shall be consummated contemporaneously with the funding of the initial Loans. The ownership, capital, corporate, tax, organizational and legal structure of Parent and its Subsidiaries shall be consistent with the Plan and otherwise reasonably satisfactory to Administrative Agent and Lenders.
          (q) Availability. On the Closing Date, after giving effect to any Credit Extensions made on the Closing Date and payment of all costs and expenses related thereto, the Excess Availability shall not be less than $55,000,000.
          (r) Control Agreements. Collateral Agent shall have received executed Control Agreements and lockbox agreements required by Section 5.12, in each case with a satisfactory financial institution and in form and substance satisfactory to Administrative Agent and Lenders.
          (s) Patriot Act. The Agents and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
          (t) Solvency. The Agents and Lenders shall have received a certificate of the chief financial officer of Parent and Company in the form of Exhibit N hereto to the effect that both before and after giving effect to (i) the Loans and Letters of Credit made or issued on the Closing Date, (ii) the Indebtedness contemplated by the European First Lien Term Loan Agreement, the European AR

Factoring Facilities and the Second Lien Term Loan Agreement, (iii) the consummation and effectiveness of the Plan and (iv) the payment and accrual of all transaction costs in connection with the foregoing, each of (A) the Credit Parties as a whole, and (B) Parent and its Subsidiaries as a whole, are Solvent.
Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Credit Extension, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following additional conditions precedent:
     (i) Administrative Agent shall have received a fully executed and delivered Funding Notice;
     (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Maximum Credit;
     (iii) Administrative Agent shall have received a current Borrowing Base Certificate in form and substance satisfactory to it;
     (iv) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all respects on the Closing Date and true and correct in all material respects on any other Credit Extension Date (except to the extent already qualified by materiality which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
     (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit; and
     (vi) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.
Any Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably requested by the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative

Agent telephonic notice (or electronic mail) by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice (or electronic mail) referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:
     4.1. Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, which as of the Closing Date is as identified in Schedule 4.1(a), (b) has all requisite corporate, partnership or limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, in each case in all material respects, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, in each case in all material respects, and (c) is qualified to do business and in good standing in every jurisdiction wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.
     4.2. Capital Stock and Ownership. The Capital Stock of each of Parent and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable (to the extent such concept is relevant). Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Parent or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Parent or any of its Subsidiaries of any additional membership interests or other Capital Stock of Parent or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Parent or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Parent or each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the borrowings under this Agreement.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate, partnership or limited liability company, as applicable, action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the borrowings under this Agreement and the other transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any court or other agency of government in any jurisdiction binding on any Credit Party except to the extent such breach or conflict would not reasonably be expected to result in a Material Adverse Effect; (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of

Credit Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties, and Permitted Liens); or (d) require any material approval of stockholders, members or partners or any material approval or material consent of any Person under any Material Contract of any Credit Party, except for such material approvals or material consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and such material approvals or material consents required to be obtained in the ordinary course of business.
     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date (or subject to Section 5.13 after the Closing Date) (including, without limitation, filings necessary to release existing Liens and/or to perfect the Liens granted to Collateral Agent).
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and, with respect to such unaudited financial statements, the absence of footnotes. As of the Closing Date, neither Parent nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Parent and its Subsidiaries taken as a whole, except as disclosed in Schedule 4.7.
     4.8. Projections. The projections delivered on the Closing Date pursuant to Section 3.1(f) have been prepared by Company based upon estimates and assumptions stated therein, all of which Company believes to be reasonable and fair in light of conditions and facts known to Company as of the Closing Date and reflect the good faith estimates by Company of the future financial performance of Parent and its Subsidiaries for the periods set forth therein; provided, however, that projections contained therein are not to be viewed as factual and no assurances are given by any Credit Party that the results forecast in any such projections will be realized and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.
     4.9. No Material Adverse Change. Since April 27, 2008, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.
     4.10. No Restricted Junior Payments. Except as set forth in Schedule 4.10, since December 31, 2007, no Credit Party has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

     4.11. Adverse Proceedings, etc. Except as set forth on Schedule 4.11, there are no unstayed Adverse Proceedings, individually or in the aggregate, that have a reasonable likelihood of adverse determination and such determination could reasonably be expected to have a Material Adverse Effect. No Credit Party (a) is in violation of any applicable laws (including Environmental Laws) where such violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, orders, rules or regulations of any court of competent jurisdiction or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which any Credit Party or any of their respective assets is subject, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all national, federal and other material tax returns and reports of each Credit Party required to be filed by any of them have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges in all applicable jurisdictions upon any Credit Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (including extensions), except for those assessments, fees and other governmental charges which are being contested in good faith by appropriate proceedings, diligently prosecuted and for which reserves have been provided as required under GAAP.
     4.13. Properties.
          (a) Title. Each Credit Party has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to or rights to use (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business or prior to the Closing Date, (B) Permitted Liens, (C) minor defects in title that do not materially interfere with each of the Credit Parties’ ability to conduct business as currently conducted or proposed to be conducted as permitted under this Agreement, or (D) as otherwise permitted under Section 6.10 or (E) where such invalidity or unenforceability could not reasonably be expected to result in Material Adverse Effect. Except as permitted by the Credit Documents, all such properties and assets are free and clear of Liens (other than Permitted Liens).
          (b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list in all material respects of all Real Estate Assets. As of the Closing Date, Schedule 4.13 also describes any purchase options, rights of first refusal or other contractual rights pertaining to any Real Estate Assets owned by any Credit Party.
     4.14. Environmental Matters. Except for the items set forth on Schedule 4.14, neither Parent nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for the items set forth on Schedule 4.14, neither Parent nor any of its Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state or foreign law, the subject of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for the items set forth on Schedule 4.14, there are and, to each of Parent’s and its Subsidiaries’

actual knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except for the items set forth on Schedule 4.14, neither Parent or any of its Subsidiaries nor, to any Credit Party’s actual knowledge, any predecessor of Parent or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Parent’s nor any of its Subsidiaries’ operations involves the transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state or foreign equivalent, except as in material compliance with Environmental Law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Parent or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. Each Credit Party hereby acknowledges and agrees that no Agent, Lender or other Secured Party or any of their respective officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any Facility or any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Credit Documents or otherwise to direct or influence any (A) Credit Party’s conduct with respect to the ownership, operation or management of any Facility, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance with Environmental Laws. None of the items disclosed on Schedule 4.14 either individually or in the aggregate with all other environmental liabilities of Parent and its Subsidiaries could be reasonably expected to have a Material Adverse Effect.
     4.15. No Defaults. Neither Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its unstayed Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts, as of the Closing Date, are in full force and effect and no defaults exist thereunder.
     4.17. Governmental Regulation. No Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or foreign statute or regulation which may limit its ability to incur the Indebtedness under this Agreement or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.18. Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, the provisions of Regulation T, U or X of the Board of Governors.

     4.19. Employee Matters. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party, or to the best knowledge of any Credit Party, threatened against any of them before the National Labor Relations Board or a labor board of any foreign jurisdiction and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or to the best knowledge of any Credit Party, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving any Credit Party that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of any Credit Party, no union representation question existing with respect to the employees of any Credit Party and, to the best knowledge of any Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     4.20. Employee Benefit Plans. Each Credit Party and each of their respective ERISA Affiliates are in compliance with all applicable provisions of ERISA and the Internal Revenue Code with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable opinion or determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to the knowledge of the Parent nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), or the Internal Revenue Service, has been or is reasonably expected to be incurred by any Credit Party or any of their ERISA Affiliates except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Parent, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not an amount which could reasonably be expected to have a Material Adverse Effect if required to be paid. Each Credit Party and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Employee Benefit Plans except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets or liabilities of the Pension Plans or the Employee Benefit Plans as of the Closing Date, or with respect to any such dispute arising after the Closing Date, that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no Pension Plan in respect of which an event has occurred that could reasonably be expected to require immediate or accelerated funding in respect of unfunded liabilities or other deficit amounts in excess of $1,000,000, individually or in the aggregate.
     4.21. Compliance with Statutes, etc. Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of any Credit Party), except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.22. Disclosure. No written representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or notice or written statements (other than the projections) furnished (when furnished and taken as a whole) to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections contained in such materials are based upon good faith estimates and assumptions believed by Parent to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. Notwithstanding anything contained herein to the contrary, its is hereby acknowledged and agreed by Agents and Lenders, that (i) any projections contained in such materials are subject to uncertainties and contingencies, which may be beyond Parent’s, its Subsidiaries’ or Affiliates’ control, (ii) neither Parent nor any of its Subsidiaries gives any assurances that the projected results in any such projections will be realized and (iii) the actual results may differ from the projected results set forth in such projections and such differences may be material. There are no facts known to Parent or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or (including as contemplated by Section 5.1(e)(iii) following the date hereof) in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.23. Patriot Act. Each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.24. Solvency. Both before and after giving effect to (a) the Loans and Letters of Credit made or issued on the Closing Date, (b) the Indebtedness contemplated by the European First Lien Term Loan Agreement, the European AR Factoring Facilities and the Second Lien Term Loan Agreement, (c) the consummation and effectiveness of the Plan and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are Solvent.
     4.25. Senior Indebtedness. The Indebtedness hereunder constitutes senior Indebtedness of Company.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations for which no claim has been asserted) and cancellation, expiration or Cash collateralization or backstopping of all Letters of Credit, in each case, in an amount equal to 105% of the face amount thereof, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. Company will deliver to Administrative Agent (and Administrative Agent will, after receipt thereof, deliver to each Lender):
          (a) Monthly Reports. Within 30 days after the end of each fiscal month ending after the Closing Date (other than the month in which financial statements are required to be delivered pursuant to clause (b) below), the unaudited consolidated and Consolidating balance sheet of Parent and its Subsidiaries (other than, to the extent not required to be included therein under GAAP, any Foreign Subsidiary in existence as of the Closing Date with respect to which bankruptcy, insolvency, administration or similar proceedings have commenced) as at the end of such fiscal month and the related unaudited consolidated and Consolidating statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification.
          (b) Annual Financial Statements. In the case of the Fiscal Year ended December 31, 2007, not later than September 30, 2008, and, in the case of each Fiscal Year thereafter, within 120 days after the end of such Fiscal Year, (i) the consolidated and Consolidating balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and Consolidating (and with respect to statements of income, unaudited consolidating) statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Budget, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized international standing selected by Parent, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated and Consolidating financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in making the examination necessary therefore, no knowledge was obtained of any Default or Event of Default relating to the covenants contained in Section 6.8, except as specified in such certificate (it being understood that such examination extended only to financial accounting matters and that no special or separate investigation was made with respect to the existence of Defaults or Events of Default generally).
          (c) Compliance Certificate. Together with each delivery of financial statements of Parent and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, which shall include reasonably detailed calculations of the applicable financial covenants under Section 6.8.
          (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated and Consolidating financial statements of Parent and its

Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated and Consolidating financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation by a financial officer of Parent for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent.
          (e) Notice of Default. Promptly upon any officer of Parent or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Parent or any of its Subsidiaries with respect thereto; (ii) that any Person has given any written notice to Parent or any of its Subsidiaries with respect to any event or condition that would result in an Event of Default under Section 8.1; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of one of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Parent or its Subsidiaries has taken, is taking and proposes to take with respect thereto.
          (f) Notice of Litigation. Promptly upon any officer of Parent or any of its Subsidiaries obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any development in any such Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably requested by Administrative Agent to enable Lenders and their counsel to evaluate such matters.
          (g) ERISA Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event (other than the events described in clauses (i), (ii) or (ix) of the definition of ERISA Event), a written notice specifying the nature thereof, what action Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) at the request of Administrative Agent, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request.
          (h) Insurance Certificates. As soon as practicable and in any event within 30 days following any renewal of any insurance policy required to be maintained by Section 5.5, a copy of an updated certificate of insurance with endorsements, each in compliance with the requirements of Section 5.5.
          (i) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Parent or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Credit Parties (taken as a whole), or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent.

          (j) Information Regarding Collateral. Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s organizational structure or jurisdiction of organization or (iii) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number (or equivalent thereof in any jurisdiction). Company and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless it has given the Administrative Agent 30 days notice to allow the Administrative Agent to make all filings under the Uniform Commercial Code or otherwise in any jurisdiction whatsoever that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for Collateral Agent at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent in writing if (i) any material portion of the Collateral is damaged or destroyed or (ii) any Authorized Officer of any Credit Party obtains knowledge thereof, any event that may have a material adverse effect on the value of the Collateral or any portion thereof, the ability of any Credit Party or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.
          (k) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements and periodic reports sent or made available generally by Parent or any of its Subsidiaries to their respective security holders, and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any corresponding material governmental or private regulatory authority in any jurisdiction, and (B) such other information with respect to Parent or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through Administrative Agent).
          (l) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Company shall indicate in writing whether such document or notice contains Nonpublic Information. Any document or notice delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless Company specifies otherwise or such document or notice is filed with the Bankruptcy Court or in connection with reporting requirements of Securities and Exchange Commission. Each Credit Party and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Company, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or information platform (the “Platform”), any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side Lenders. If Company has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Parent, its Subsidiaries and their Securities.
          (m) Borrowing Base Determination.
          (i) Company shall deliver to the Administrative Agent, not later than 15 days after the end of each fiscal month, a Borrowing Base Certificate as of the end of such fiscal month executed by an Authorized Officer of Company, provided, that, during any period (A) beginning on the day on which (i) the Excess Availability is less than $35,000,000 for 3 consecutive Business Days or for 7 days in total during any month, or (ii) an Event of Default has occurred and is continuing and (B) ending on the first day on which (i) if such reporting was triggered by Section 5.1(m)(i)(A)(i) above, the Excess Availability is greater than $35,000,000 for more than 20 consecutive days and (ii) no Event of Default has occurred and is continuing, Company shall deliver, not later than four (4) Business Days after the last day of each week, an additional Borrowing Base Certificate as of the end of such weekly period (containing available updated figures for Eligible Receivables on a weekly basis and containing available updated figures for Eligible Inventory as of the most recent month end) executed by an Authorized Officer of Company. Together with each monthly delivery of a Borrowing Base Certificate, Company shall deliver an accounts receivable aging, an inventory summary (by type and location), an accounts payable aging and such other information as Administrative Agent may request, all in form and substance reasonably satisfactory to Administrative Agent.
          (ii) Company shall promptly notify Administrative Agent in writing in the event that at any time Company receives or otherwise gains knowledge that the Total Utilization of Revolving Commitments exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess.
          (n) Projections. As soon as available and in any event not later than 30 days after the beginning of each Fiscal Year, Company shall deliver to Administrative Agent (i) the annual business plan of the Credit Parties for such Fiscal Year and (ii) forecasts prepared by management of Parent (A) for each month in such Fiscal Year and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Maturity Date, in each case including in such forecasts (w) Excess Availability projections, (x) a projected Consolidated balance sheet, income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the projections delivered pursuant to Section 3.1(f).
          (o) Other Indebtedness. Promptly after delivery or receipt thereof, copies of all non-ordinary course material reports and notices delivered or received by an Authorized Officer under the European First Lien Term Loan Agreement and the Second Lien Term Loan Agreement.
     5.2. Existence. Except as otherwise permitted under Section 6.9 or Section 6.10, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Company and Parent with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.
     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all national, federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Parent or any of its Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Parent and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in each case in this paragraph, except where the failure to do so could not reasonably be expected to materially adversely affect the value or usefulness of such properties, it being understood that this Section 5.4 is not intended to limit dispositions of assets otherwise permitted by Section 6.9 or Section 6.10.
     5.5. Insurance. Parent will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Parent will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     5.6. Inspections; Collateral Appraisals.
          (a) Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent or Collateral Agent (and shall permit authorized representatives of any Lender to accompany Administrative Agent or Collateral Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided, that the management of the Company shall be permitted at any such meeting), and unless an Event of Default has occurred and is continuing, all upon reasonable written notice and at such reasonable times during normal business hours and as often as may reasonably be requested (and, after an Event of Default has occurred and is continuing, all upon notice, and access will not be limited to normal business hours); provided that (except prior to the occurrence and continuance of any Default or Event of Default) the Credit Parties shall only be required to reimburse Administrative Agent, the Collateral Agent and the Lenders for the cost of two such inspections in any Fiscal Year (including internally allocated fees and out-of-pocket expenses of employees of Administrative Agent and out-of-pocket expenses of any such representatives retained by Administrative Agent as to which invoices have been furnished to conduct any such inspection).

          (b) Company shall conduct, or shall cause to be conducted, at its expense and upon request of Administrative Agent, and present to Administrative Agent for approval, such appraisals, investigations and reviews as Administrative Agent shall reasonably request for the purpose of determining the Borrowing Base, all upon reasonable prior notice and at such times during normal business hours; provided, that unless an Event of Default shall be continuing (at the time requested), not more than two (2) field examinations, not more than two (2) appraisals of Inventory, not more than one (1) appraisal of Real Estate Assets, not more than one (1) appraisal of Equipment and not more than one (1) appraisal of aircraft shall be required during any twelve-month period commencing on the Closing Date. Company shall furnish to Administrative Agent any reasonably available information that Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein. Except after the occurrence and during the continuance of an Event of Default, any appraiser (who shall be independent) shall be reasonably acceptable to the Company.
     5.7. Lenders Meetings. Company will, upon the reasonable request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.
     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except for such noncompliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.9. Environmental.
          (a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Parent or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims, except for such environmental matters or Environmental Claims that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any unpermitted Release required to be reported to any federal, state or local governmental or regulatory agency in any jurisdiction under any applicable Environmental Laws where such Release could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) any remedial action taken by Parent or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Parent’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
          (iii) as soon as practicable following the sending or receipt thereof by Parent or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency in any jurisdiction, where such Release could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (3) any request for information from any governmental agency in any jurisdiction that suggests such agency is investigating whether Parent or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, where such investigation or Hazardous Materials Activity could reasonably be expected to have a Material Adverse Effect;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Parent or any of its Subsidiaries that could reasonably be expected to (A) expose Parent or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Parent or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations and such failure could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (2) any proposed action to be taken by Parent or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Parent or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws, except where such obligations or requirements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.10. Subsidiaries.
          (a) In the event that any Person (other than an Immaterial Subsidiary) becomes a Domestic Subsidiary, Company shall (i) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and a Pledge Supplement (as defined in the Pledge and Security Agreement) and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such agreements, including Foreign Collateral Agreements (to the extent requested by the Administrative Agent or the administrative agent or collateral agent under the Second Lien Term Loan Agreement), documents, instruments, agreements, and certificates in connection with granting Liens and perfecting the security interest with respect to such Liens, in favor of Collateral Agent, for the benefit of

Secured Parties, under the Pledge and Security Agreement, including granting a pledge of all of the Capital Stock of each of such new Guarantor’s directly-owned Domestic Subsidiaries and subject to the Intercreditor Agreement, 65% of the voting (and 100% of the non-voting) Capital Stock of such Domestic Subsidiary’s first-tier Foreign Subsidiaries, in each case, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and in form and substance reasonably satisfactory to Administrative Agent. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, (x) such written notice shall be deemed to supplement Schedule 4.1(b) and 4.2 for all purposes hereof and (y) all actions and deliverables pursuant to this Section 5.10 shall be completed on or prior to the 15th Business Day after any such Person becomes a Domestic Subsidiary (or such later date as agreed by the Administrative Agent from time to time); provided, however, any Foreign Collateral Agreements, foreign filings and related local opinions requested shall be completed on or prior to the 60th day after any such event occurs (or such later date as agreed by the Administrative Agent from time to time).
          (b) In the event that any Domestic Subsidiary of Parent that is not a Guarantor ceases to be an Immaterial Subsidiary, Company shall (i) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and a Pledge Supplement (as defined in the Pledge and Security Agreement) and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such agreements, including Foreign Collateral Agreements (to the extent requested by the Administrative Agent or the administrative agent or collateral agent under the Second Lien Term Loan Agreement), documents, instruments, agreements, and certificates in connection with granting Liens and perfecting the security interest with respect to such Liens, in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement, including granting a pledge of all of the Capital Stock of each of such new Guarantor’s directly-owned Domestic Subsidiaries and subject to the Intercreditor Agreement 65% of the voting (and 100% of the non-voting) Capital Stock of such Domestic Subsidiary’s first-tier Foreign Subsidiaries, in each case, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and in form and substance satisfactory to Administrative Agent. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, (x) such written notice shall be deemed to supplement Schedule 4.1(b) and 4.2 for all purposes hereof and (y) all actions and deliverables pursuant to this Section 5.10 shall be completed on or prior to the 15th Business Day after any such Person ceases to be an Immaterial Subsidiary.
          (c) Upon request by Administrative Agent, Company shall cause all Capital Stock of any material first-tier Foreign Subsidiary acquired or formed after the Closing Date identified by Administrative Agent which is subject to a security interest in favor of the Collateral Agent pursuant to any Credit Document to be subject to a perfected security interest in favor of the Collateral Agent pursuant to a Foreign Collateral Agreement (to the extent possible) in the applicable jurisdiction for such Foreign Subsidiary, in form and substance reasonably satisfactory to Administrative Agent, together with related written opinions of counsel to the Credit Parties as to such matters as Administrative Agent may reasonably request and in form and substance reasonably satisfactory to Administrative Agent.
          (d) With respect to (i) any Real Estate Asset owned in fee simple and having a value in excess of $1,000,000, (ii) any aircraft or (iii) any other property acquired after the Closing Date by any

Credit Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, the applicable Credit Parties shall, within 30 days of the acquisition thereof (A) execute and deliver to the Administrative Agent and Collateral Agent, a Mortgage (in the case of any such Real Estate Asset), an Aircraft Security Agreement (in the case of any such aircraft) and such amendments or supplements to the relevant Collateral Documents (in the case of any other property) and, in each case, such other documents as the Administrative Agent or the Collateral Agent shall deem necessary to grant to the Collateral Agent, a Lien on such Real Estate Asset, aircraft or other property subject to no Liens other than Permitted Liens, (B) take all actions necessary to cause such Lien to be duly perfected, including the recordation of any such Mortgage or Aircraft Security Agreement and the authorization to file financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and (C) otherwise take such actions and execute and/or deliver to the Administrative Agent or Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any new Mortgage, Aircraft Security Agreement or other Collateral Document (and in the case of Real Estate Assets deliver to the Administrative Agent and Collateral Agent, title insurance policies, surveys, evidence as to zoning compliance, certificates of occupancy and local counsel opinions, all in form and substance reasonably satisfactory to Administrative Agent).
     5.11. Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the reasonable expense of the Credit Parties. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations expressly set forth in the Credit Documents).
     5.12. Control Accounts; Approved Deposit Accounts.
          (a) Each Credit Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than an Approved Deposit Account; provided, however, that each Credit Party may (w) maintain payroll, withholding tax and other fiduciary accounts, (x) maintain other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed $2,000,000 at any time, (y) maintain the Disbursement Accounts in accordance with clause (e), and (z) maintain any Deposit Account in which the Company maintains any Investment permitted by Section 6.7(h).
          (b) Each Credit Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to it under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by a Credit Party from any other Person.
          (c) In the event (i) any Credit Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) Collateral Agent shall demand such termination as a result of the failure of a Deposit Account

Bank to comply with the terms of the applicable Deposit Account Control Agreement or Blocked Account Agreement or (iii) Collateral Agent determines in its discretion, exercised in a commercially reasonable manner, that the financial condition of a Deposit Account Bank has materially deteriorated, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.
          (d) In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) Collateral Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) Collateral Agent determines in its discretion, exercised in a commercially reasonable manner, that the financial condition of an Approved Securities Intermediary has materially deteriorated, each Credit Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.
          (e) Collateral Agent shall establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as Collateral Agent in its sole discretion shall determine. Each Credit Party acknowledges that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”. On each Business Day, all amounts on deposit in any Approved Deposit Account and all Cash amounts on deposit in any Control Account (other than amounts not exceeding the Disbursement Accounts Minimum Balance Requirement contained in the Disbursement Accounts (each as defined below)) shall be transferred at the end of each Business Day to a Cash Collateral Account under control of Collateral Agent and shall be applied on a daily basis by Administrative Agent to repay, first outstanding Swing Line Loans (without any reduction of the Revolving Commitment or Swing Line Commitment) and Protective Advances, on a pro rata basis, to the full extent thereof and, thereafter, to repay outstanding Revolving Loans (without any reduction of the Revolving Commitment or Swing Line Commitment), on a pro rata basis, to the full extent thereof and, thereafter, as directed by Company. At any time when any Loans are outstanding, the Credit Parties shall not accumulate or maintain Cash or Cash Equivalents in any Deposit Account (including disbursement accounts, the “Disbursement Accounts”) as of any date of determination in an amount in excess of (i) checks outstanding against such accounts as of that date, (ii) amounts necessary to meet minimum balance requirements with respect to such accounts and (iii) $10,000,000 (collectively the “Disbursement Accounts Minimum Balance Requirement”). Each Credit Party hereby irrevocably waives its rights to direct the application of all funds in such Cash Collateral Account and none of Parent, Company or any other Credit Party or Person claiming on behalf of or through Parent, Company or any other Credit Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the Maturity Date.
     5.13. Post Closing Covenants. Company shall comply with each of the post-closing covenants set forth on Schedule 5.13.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations for which no claim has been asserted) and cancellation, expiration or Cash collateralization or backstopping of all Letters of Credit, in each case, in an amount equal to 105% of the face amount thereof, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

     6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) (i)(A) Indebtedness of any Guarantor to Company or to any other Guarantor (other than any Holding Company), or of Company to any Guarantor (other than any Holding Company); and (B) Indebtedness of any Foreign Subsidiary of Parent that is not a Credit Party to Company or any Guarantor (other than any Holding Company) in an outstanding principal amount not to exceed $10,000,000 (less any Investments then outstanding under Section 6.7(b)(iv)); provided, that, (x) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (y) to the extent such Indebtedness is owed to a Credit Party, all such Indebtedness shall be evidenced by a promissory note subject to a Lien (subject to the priorities set forth in the Intercreditor Agreement) pursuant to the Pledge and Security Agreement and delivered to Collateral Agent (or its bailee), (z) to the extent such Indebtedness is owed by a Credit Party, all such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent; (ii) Indebtedness of any Subsidiary of Parent that is not a Credit Party to any other Subsidiary of Parent that is not a Credit Party; (iii) Indebtedness of Dura Automotive Systems do Brazil to Company in an aggregate outstanding amount not to exceed at any time $1,450,000; and (iv) Indebtedness of any Credit Party to any Foreign Subsidiary of Parent that is subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or intercompany subordination agreement that, in any such case, is reasonably satisfactory to Administrative Agent;
          (c) (i) Indebtedness pursuant to the European AR Factoring Facilities, (ii) Indebtedness pursuant to the European First Lien Term Loan Agreement in an aggregate principal amount not exceeding €32,247,662.04, (iii) Indebtedness pursuant to the Second Lien Term Loan Agreement in an aggregate principal amount not exceeding the Second Lien Term Loan Cap Amount (as defined in the Intercreditor Agreement) and (iv) any Permitted Refinancing in respect of any of the foregoing;
          (d) Indebtedness incurred by Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Parent or any such Subsidiary pursuant to such agreements, in connection with dispositions of any business, assets or Subsidiary of Parent or any of its Subsidiaries permitted hereunder;
          (e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (f) Indebtedness in respect of netting services, cash pooling, overdraft protections and otherwise in connection with deposit accounts;
          (g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent and its Subsidiaries;
          (h) Indebtedness described in Schedule 6.1(h), but not any extensions, renewals or replacements of such Indebtedness;

          (i) Indebtedness with respect to Capital Leases and other purchase money Indebtedness of Credit Parties in an aggregate amount not to exceed at any time $5,000,000 outstanding; provided, that with respect to purchase money Indebtedness, (i) any such Indebtedness shall be secured only by the asset (and the proceeds of any disposition thereof) acquired in connection with the incurrence of such Indebtedness, (ii) any such Indebtedness shall constitute not less than 90% of the aggregate consideration paid with respect to such asset as of the date of incurrence of such Indebtedness and (iii) the aggregate consideration paid with respect to such asset shall not exceed the fair market value thereof;
          (j) Indebtedness with respect to Capital Leases and other purchase money Indebtedness of Foreign Subsidiaries which are not Credit Parties in an aggregate amount not to exceed at any time €15,000,000 outstanding; provided, that with respect to purchase money Indebtedness, (i) any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) any such Indebtedness shall constitute not less than 90% of the aggregate consideration paid with respect to such asset as of the date of incurrence of such Indebtedness and (iii) the aggregate consideration paid with respect to such asset shall not exceed the fair market value thereof;
          (k) Indebtedness incurred to finance insurance premiums and owing to the applicable insurance company providing the applicable policy;
          (l) Indebtedness, to the extent the applicable obligations are Indebtedness, constituting a Sale and Lease-Back Transaction permitted by Section 6.11;
          (m) Indebtedness of the Credit Parties and their Subsidiaries, including without duplication, guaranties in respect thereof, in aggregate amount not to exceed at any time $5,000,000 outstanding;
          (n) Indebtedness incurred by Foreign Subsidiaries which are not Credit Parties in connection with letters of credit issued for the benefit of any Subsidiary of the Company that is not a Credit Party in an aggregate amount not to exceed €4,000,000;
          (o) Indebtedness existing on the Closing Date under the foreign intercompany notes described in Schedule 6.1(o);
          (p) Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates in connection with any compensation plan to purchase or redeem Capital Stock of Parent in an amount not to exceed $1,000,000 at any one time;
          (q) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, export or import indemnities or similar instruments, customs bonds, leases, appeal or similar bonds provided by Credit Party in the ordinary course of its business at any one time outstanding;
          (r) Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions to the extent permitted by Section 6.9;
          (s) Indebtedness in respect of Hedging Agreements;
          (t) Indebtedness acquired or assumed in a Permitted Acquisition consummated pursuant to Section 6.9; provided that such Indebtedness was not incurred in contemplation of the consummation of such Permitted Acquisition; and

          (u) Indebtedness of Foreign Subsidiaries under factoring programs (other than the European AR Factoring Facilities) incurred after the Closing Date in an aggregate amount not to exceed €15,000,000 at any one time outstanding.
     6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute in any jurisdiction, except:
          (a) (i) subject to the terms of the Intercreditor Agreement, Liens in favor of Collateral Agent granted pursuant to any Credit Document, (ii) Liens on assets of any Foreign Subsidiary of Parent that is not a Credit Party securing the European AR Factoring Facilities, (iii) Liens on assets of any Foreign Subsidiary of Parent that is not a Credit Party and, subject to the terms of the European Intercreditor Agreement, a pledge of the Capital Stock of German Parent, securing the obligations under the European First Lien Term Loan Agreement, (iv) subject to the terms of the Intercreditor Agreement, Liens on the Collateral securing the obligations under the Second Lien Term Loan Agreement and (v) Liens on receivables, any related Security and other assets of any Foreign Subsidiary subject to the factoring programs permitted by Section 6.1(u);
          (b) Liens for Taxes if the obligations with respect to such Taxes are not yet due and payable or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
          (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens (including pledges and depository) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, arrangements with utility companies, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
          (e) easements, rights-of-way, restrictions, reservations, covenants, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries;
          (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

          (g) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement or investments permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (k) licenses of patents, trademarks and other intellectual property rights granted by Parent or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;
          (l) Liens securing Indebtedness permitted by Section 6.1(i) or (j) secured only by the applicable property financed by such Indebtedness;
          (m) Liens securing Indebtedness permitted under Section 6.1(k); provided that (i) such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and (ii) such Liens only encumber the proceeds of the applicable insurance policy;
          (n) Liens described in Schedule 6.2;
          (o) Liens on assets of Foreign Subsidiaries that are not Credit Parties securing Indebtedness permitted pursuant to Section 6.1(b)(i)(B) or 6.1(b)(ii);
          (p) Liens in favor of the issuers of the letters of credit issued in accordance with Section 6.1(n);
          (q) Liens incurred pursuant to the JCI Agreements;
          (r) Liens not otherwise permitted hereunder which secure obligations not exceeding in the aggregate of $2,000,000 at any time; and
          (s) judgment Liens with respect to judgments that do not constitute an Event of Default under Section 8.1(h).
     6.3. [Reserved.]
     6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness, including Indebtedness under Section 6.1(c), Section 6.1(i) and Section 6.1(j) and Section 6.1(u), or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, mortgages, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) any agreement with respect to Indebtedness of a Foreign Subsidiary which is not a Credit Party permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the properties and revenues of such Foreign Subsidiary or any Wholly Owned Foreign Subsidiary of such Foreign Subsidiary, (d) any agreement with respect to the Indebtedness of any Person existing at the time such Person becomes a Subsidiary after the date hereof so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary and (e) restrictions applicable to Joint Ventures pursuant to the applicable joint venture agreements so long as such prohibitions or limitations are only with respect to the properties and revenues of the applicable Joint Venture, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     6.5. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, (a) so long as no Default or Event of Default shall be caused thereby, Company may make Restricted Junior Payments to Parent to the extent necessary to permit Parent to pay reasonable general administrative costs and expenses and to discharge the consolidated tax liabilities of Parent and its Subsidiaries, in each case, so long as Parent applies the amount of any such Restricted Junior Payment for such purpose, (b) so long as no Default or Event of Default is continuing or caused thereby, Company and Parent may make Restricted Junior Payments in an amount not to exceed $1,000,000 in any Fiscal Year pursuant to and in accordance with stock option plans, bonus plans or other benefit plans or arrangements for management or employees of any Credit Party and their Subsidiaries; provided, however, to the extent such amounts are not used, such amounts shall roll over to subsequent Fiscal Years and such rolled over amounts may be expended in addition to the foregoing annual limitation, (c) so long as no Default or Event of Default is continuing or caused thereby, Company may pay dividends to or on behalf of Parent to repurchase the Capital Stock of Parent owned by members of management who are no longer employed (and Parent may make such repurchases) so long as the aggregate amount of such repurchases in any Fiscal Year does not exceed $2,000,000; provided, however, to the extent such amounts are not used, such amounts shall roll over to subsequent Fiscal Years and such rolled over amounts may be expended in addition to the foregoing annual limitation, (d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Credit Parties may make repayments of intercompany Indebtedness to Foreign Subsidiaries (to the extent that such intercompany Indebtedness was incurred by the Credit Parties following the Closing Date) in an amount such that, after giving effect to any particular repayment of intercompany Indebtedness made after the Closing Date, the aggregate net amount repaid by the Credit Parties shall not at any time exceed $10,000,000 within a Fiscal Year, and (e) Company may make interest payments on the Indebtedness outstanding under the Second Lien Term Loan Agreement, so long as, to the extent such interest is paid in cash, the following conditions shall be satisfied: (i) no Event of Default has occurred and continuing or would result therefrom, (ii) the average of daily Excess Availability for the 90 days prior to the making of any such interest payments giving pro forma effect to the interest payments shall be not less than $50 million and (iii) the projected average of daily Excess Availability for the 90 days after the closing of any such interest payments giving pro forma effect to the interest payments shall be not less than $50 million based on projections presented by Company to the Administrative Agent and reasonably satisfactory to the Administrative Agent.
     6.6. Restrictions on Subsidiary Distributions. Except as provided herein and under the European AR Factoring Facilities, the European First Lien Term Loan Agreement and the Second Lien Term Loan Agreement, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any unstayed consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired or financed and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.
     6.7. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any other Person, including without limitation any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) (i) Investments existing as of the Closing Date in any Subsidiary, (ii) Investments made by any Subsidiary of Parent after the Closing Date in Company and any wholly-owned Subsidiaries of Company that are Guarantors, (iii) Investments made after the Closing Date by any Subsidiary of Parent that is not a Credit Party in any other Subsidiary of Parent that is not a Credit Party and (iv) Investments made by any Credit Party in any Foreign Subsidiary in an aggregate amount outstanding at any one time not to exceed $10,000,000 (less any then outstanding Indebtedness of Foreign Subsidiaries under Section 6.1(b)(i)(B));
          (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Section 6.1(b);
          (e) Investments described in Schedule 6.7.
          (f) Investments by Foreign Subsidiaries that are not Credit Parties in an aggregate amount not to exceed at any one time outstanding (when aggregated with the outstanding amount of Investments under Section 6.7(b)(iv)), (x) $6,500,000 in the period from the Closing Date until the end of the Fiscal Year ended December 31, 2008, (y) $12,250,000 during the Fiscal Year ended December 31, 2009, and (z) $23,750,000 at any time thereafter;
          (g) loans and advances to employees of Parent and its Subsidiaries (i) in the ordinary course of business not at any time exceeding $25,000 to any one employee or $150,000 in the aggregate and (ii) to the extent such loans or advances are non-cash to purchase Capital Stock of Parent;
          (h) Investments in any Deposit Account held at the issuer of any other letter of credit issued in accordance with Section 6.1(n) in connection with the cash collateralization of any such letter of credit, provided that the aggregate amount of all such Investments pursuant to this clause (h) shall at no time exceed € 4,000,000;

          (i) Investments in any Joint Venture in an aggregate amount not to exceed at any time $2,000,000 outstanding;
          (j) Permitted Acquisitions permitted by Section 6.9;
          (k) Investments constituting earnest money required in connection with a Permitted Acquisition;
          (l) guarantees of Indebtedness permitted by Section 6.1(m) to the extent constituting Investments;
          (m) customary indemnification obligations incurred in connection with Permitted Acquisitions or asset dispositions to the extent otherwise permitted hereunder;
          (n) the formation of new Subsidiaries of the Company, subject to compliance with Section 5.10;
          (o) Permitted Restructuring Transactions;
          (p) any Credit Party may cancel, forgive, set-off, or accept prepayments with respect to debt or other obligations in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement;
          (q) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by Company or any Subsidiary in connection with any Asset Sale permitted under Section 6.9;
          (r) Investments constituting (i) accounts receivable arising or acquired, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
          (s) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary arrangements with customers or (iii) Hedging Agreements not for speculative purposes; and
          (t) Investments by the Credit Parties in the Proposed Joint Venture in an amount not to exceed $5,000,000 at any one time outstanding.
          Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
     6.8. Financial Covenants.
          (a) Minimum EBITDA. During any period (i) beginning on the day on which either (A) the Excess Availability is less than $45,000,000 for a period of three (3) consecutive Business Days or (B) the Excess Availability is less than $35,000,000, and (ii) in each case, ending on the first day on which the Excess Availability is greater than or equal to $45,000,000 for more than 20 consecutive days, Consolidated Adjusted EBITDA for the most recently ended applicable period of four Fiscal Quarters (or such shorter period as the case may be) set forth below shall not be less than the following amounts corresponding to such period (provided that the calculation of Consolidated Adjusted EBITDA for purposes of this Section 6.8(a) shall exclude Subsidiaries of Parent that are not Credit Parties):

Period	Minimum EBITDA
July 1, 2008 to September 30, 2008	$(500,000)
July 1, 2008 to December 31, 2008	$5,750,000
July 1, 2008 to March 31, 2009	$10,000,000
July 1, 2008 to June 30, 2009	$24,000,000
October 1, 2008 to September 30, 2009	$31,000,000
January 1, 2009 to December 31, 2009	$31,900,000
Each period of four consecutive Fiscal Quarters thereafter	$31,900,000
          (b) Minimum Excess Availability. The Credit Parties shall not permit the Excess Availability to be less than $10,000,000 at any time.
          (c) Capital Expenditures. The Credit Parties shall not incur, or permit to be incurred, Capital Expenditures in the aggregate during each Fiscal Year set forth below in excess of the maximum amount set forth below (“Base Amount”) opposite such Fiscal Year:

MAXIMUM CAPITAL
FISCAL YEAR ENDING	EXPENDITURES
December 31, 2008	$16,000,000
December 31, 2009	$16,000,000
December 31, 2010	$20,000,000
December 31, 2011	$20,000,000
provided, however, that to the extent that actual Capital Expenditures incurred in any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 100% of the difference between such stated maximum amount and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding Fiscal Year, provided, that, any Capital Expenditures incurred in any Fiscal Year shall be deemed to have been incurred first, in respect of amounts permitted pursuant to this Section 6.8(c) without giving effect to the immediately preceding proviso and then, in respect of any amount permitted solely by reason of the immediately preceding proviso; provided, further, an amount equal to not more than 50% of the Base Amount for the next succeeding Fiscal Year may be carried back to such Fiscal Year and utilized to make such Capital Expenditures in such Fiscal Year (it being understood and agreed that (x) no Base Amount may be carried back beyond the Fiscal Year immediately prior to the Fiscal Year of such Base Amount and (y) the portion of any so carried-back Base Amount actually utilized in such Fiscal Year shall be deducted from the Base Amount in the Fiscal Year from which it was carried back).
     6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license, exchange, transfer or otherwise dispose of, or enter into definitive documentation in respect of any of the foregoing, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) (i) any Subsidiary of Company may be merged or amalgamated with or into Company or any Guarantor (other than any Holding Company), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor (other than any Holding Company); provided, in the case of such a merger, Company or such Guarantor (other than any Holding Company), as applicable shall be the continuing or surviving Person, (ii) any Subsidiary of Company that is not a Credit Party may be merged with or into any other Subsidiary of Company that is not a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Subsidiary of Company that is not a Credit Party; provided, further that any first-tier Foreign Subsidiary in which Administrative Agent has a pledge of 100% of the Capital Stock shall not be merged or amalgamated with or into any directly owned first-tier Foreign Subsidiary in which the Administrative Agent has a pledge of 65% of the Capital Stock (unless the Capital Stock of the surviving entity shall be pledged at 100%), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any directly owned first-tier Foreign Subsidiary in which the Administrative Agent has a pledge of 65% of the Capital Stock (unless the Capital Stock of the surviving entity shall be pledged at 100%), (iii) any Holding Company may be merged or amalgamated with or into any other Holding Company; provided, in the case of any such merger or amalgamation involving Parent, Parent shall be the surviving Person, and (iv) any Holding Company (other than Parent) may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Holding Company;
          (b) sales or other dispositions of assets that do not constitute Asset Sales;
          (c) sales or other dispositions by any Subsidiary of Parent that is not a Credit Party in an aggregate amount not to exceed €20,000,000;
          (d) Asset Sales of obsolete, worn-out or surplus property or property no longer useful or necessary in the operation of the business and disposed of in the ordinary course of business;
          (e) leases, subleases, licenses or sublicenses of property or abandonment or non-material intellectual property in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries;
          (f) Asset Sales by Foreign Subsidiaries which are not Credit Parties in connection with (i) Sale and Lease-Back Transaction to the extent permitted by Section 6.11, (ii) the European AR Factoring Facilities and (iii) the factoring programs permitted under Section 6.1(u);

          (g) Asset Sales to the extent made pursuant to Section 5, 6 and 7 of the Modification Agreement and Section 3(b)(vi) of the Access Agreement, in each case subject to the terms and conditions of the JCI Agreements;
          (h) the Credit Parties may sell Cash Equivalents for fair value and use cash for purposes that are otherwise permitted by the terms of this Agreement in the ordinary course of business;
          (i) Asset Sales set forth on Schedule 6.9; provided, that, any Asset Sale of any Eligible Real Estate listed thereon shall be an arm’s-length transaction to an unaffiliated third party for consideration consisting entirely of cash paid at the closing of such transaction, net of customary transaction costs, fees and expenses payable in connection therewith, and equal to at least the fair market value of such Eligible Real Estate;
          (j) Permitted Restructuring Transactions;
          (k) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year (commencing with the Fiscal Year ending December 31, 2008), do not exceed $5,000,000; provided, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (2) no less than 75% thereof shall be paid in Cash and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
          (l) issuance of Capital Stock of Parent (including warrants or options or similar interests to officers, directors and employees pursuant to a stock ownership plan or other compensation plan of Parent and/or Company);
          (m) Permitted Acquisitions; provided, that, with respect to Permitted Acquisitions by any Credit Party, the Acquisition Consideration for all such Permitted Acquisitions from the Closing Date to the date of determination shall not exceed $10,000,000 in the aggregate;
          (n) discounts or forgiveness of accounts receivables in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided the Account Debtor is not an Affiliate;
          (o) any mandatory disposition of real property to a Governmental Authority as a result of a condemnation of such real property;
          (p) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property;
          (q) dispositions resulting from a governmental taking, condemnation or other similar action resulting in receipt of Net Insurance/Condemnation Proceeds; and
          (r) sales of a non-core assets acquired in connection with a Permitted Acquisition which are not used or useful or are duplicative in the business of the Company or its Subsidiaries.
     6.10. Disposal of Subsidiary Interests. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (a) as in existence on the Closing Date and permitted by Section 6.2, (b) for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, (c) to qualify directors if required by applicable law, or (d) subject to the Intercreditor Agreement or the European Intercreditor Agreement (as applicable), sales of the Capital Stock of any Foreign Subsidiary as permitted by or required by the European First Lien Term Loan Agreement, the Second Lien Term Loan Agreement and/or the European AR Factoring Facilities.
     6.11. Sales and Lease-Backs. Except to the extent constituting a Capital Lease permitted by Section 6.1, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease for a term in excess of 12 months, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Parent or any of its Subsidiaries) in connection with such lease (a “Sales and Lease-Back Transaction”). Notwithstanding any of the foregoing to the contrary, the Foreign Subsidiaries of Parent may enter into Sale and Lease-Back Transaction with respect to assets of Foreign Subsidiaries so long as the aggregate proceeds of all such sales does not exceed €20,000,000; provided, however, that for so long as any obligations remain outstanding under the European First Lien Term Loan Agreement, 100% of such proceeds (other than €3,000,000 of such proceeds) shall be used to pay or prepay such obligations outstanding under the European First Lien Term Loan Agreement.
     6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Credit Parties; (b) any transaction between any Subsidiary of Company which is not a Credit Party and any other Subsidiary of Company which is not a Credit Party; (c) the indemnification of and reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent and its Subsidiaries; (d) compensation arrangements for officers and other employees of Parent and its Subsidiaries entered into in the ordinary course of business; (e) transactions permitted pursuant to Sections 6.1, 6.5, 6.7 and 6.9; and (f) transactions described in Schedule 6.12.
     6.13. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar, related corollary or complementary businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. The Holding Companies shall not engage in any business operations or activities (other than (A) performance of their respective obligations and activities under the Credit Documents and the Second Lien Term Loan Agreement and related loan documents, (B) making Restricted Junior Payments and Investments to the extent permitted under Sections 6.5 and 6.7 and (C) activities required to maintain their respective existence and to comply with law), or hold any property other than Capital Stock of their Subsidiaries
     6.14. Modifications of Material Indebtedness, Organizational Documents and Certain Other Agreements; Etc. No Credit Party shall (i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness individually or in the aggregate in excess of $5,000,000 (other than intercompany Indebtedness in accordance with this Agreement) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness by more than 3% (other than the imposition of any default rate of interest and any interest paid in kind), would change the subordination provision, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness in any respect; provided, however, that, with respect to the Second Lien Term Loan Agreement (and any related loan documents), no amendment, modification or other change shall be made except as permitted in the Intercreditor Agreement, (ii) except for the Obligations and voluntary prepayments of intercompany Indebtedness not otherwise prohibited by this Agreement, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by Section 6.1), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided, however, that, with respect to the Second Lien Term Loan Agreement (and any related loan documents), none of the foregoing actions described in this clause (ii) shall take place except as permitted in the Intercreditor Agreement, (iii) except as permitted by Section 6.9, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     6.15. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any equivalent provision in any applicable jurisdiction) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share

Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state or foreign law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any equivalent provision in any applicable jurisdiction), Guarantors will upon written demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that to the extent permitted by applicable law its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment or performance of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, to the extent permitted by applicable law, each Guarantor agrees as follows:
          (a) this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence and continuance of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

          (c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions

(including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations (other than payment or performance of the Guaranteed Obligations in full in Cash).
     7.5. Waivers by Guarantors. To the extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall have been paid in full and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall have been indefeasibly paid in full and the Commitments terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall not have been irrevocably paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall promptly be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall promptly be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent obligations for which no claim has been asserted) shall have been paid in full and the Commitments terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

     7.10. Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc.
          (a) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any bankruptcy, reorganization or insolvency case or proceeding (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (b) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale. Administrative Agent agrees to provide evidence in form and substance reasonably acceptable to it of such release upon the reasonable request and at the expense of Company.
     7.13. Indemnity. In addition to the guarantee specified in this Section 7 and without duplication of Section 10.3 (and, mutatis mutandis, subject to the same limitations), the Guarantors agree to indemnify and save the Beneficiaries harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of any inability by the Beneficiaries to recover the ultimate balance due or remaining unpaid to the Beneficiaries on account of the Guaranteed Obligations, including, without limitation, legal fees incurred by or on behalf of the Beneficiaries which result from any action instituted on the basis of this Agreement.
SECTION 8. EVENTS OF DEFAULT

     8.1. Events of Default. If any one or more of the following conditions or events shall have occurred and be continuing:
          (a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee within 5 days after the due date or any other amount due hereunder within 10 days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (in case of the Credit Parties, other than Indebtedness referred to in Section 8.1(a)) and other Indebtedness of Subsidiaries which are not Credit Parties, in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of (1) one or more items of such Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(e), Section 5.1(m), Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.8, Section 5.12, or Section 6; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and (x) with respect to any other subsection of Section 5.1 not listed in clause (c) above, such default shall not have been remedied or waived within five (5) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default and (y) with respect to all other instances, such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. Other than with respect to Immaterial Subsidiaries, (i) a court of competent jurisdiction shall enter a decree or order for relief or similar relief in respect of Parent or any of Parent’s Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against Parent or any of Parent’s Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect; or a decree or order of a court having jurisdiction shall have been entered for the appointment of a receiver, interim receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of Parent’s Subsidiaries, or over all or a substantial part of its property; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of Parent’s Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. Other than with respect to Immaterial Subsidiaries, (i) Parent or any of Parent’s Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver-manager, trustee or other custodian of all or a substantial part of its property; or Parent or any of Parent’s Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent or any of Parent’s Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent or any of Parent’s Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any unstayed money judgment, writ or warrant of attachment or similar process by a court of competent jurisdiction involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not covered by insurance as to which a solvent insurance company has acknowledged coverage) shall be entered or filed against Parent or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement); or
          (i) (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA; or
          (j) Change of Control. A Change of Control shall occur; or
          (k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with value in excess of

$250,000 purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document, or the Liens and claim priorities provided for in the Credit Documents, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or
          (l) one or more of Parent and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of Parent and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release and, in connection with any of the foregoing, Parent and its Subsidiaries are likely to incur liabilities in excess of $5,000,000 in the aggregate (to the extent not covered by insurance as to which a solvent insurance company acceptable to the Administrative Agent has acknowledged coverage);
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon written notice to Company by Administrative Agent, (A) the Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans (II) provide cash collateral in an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may (subject to Section 9.8(b)(ii)) cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g), to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Company’s reimbursement obligations in respect of Letters of Credit then outstanding. In addition to the remedies set forth above, Administrative Agent and Collateral Agent may exercise any other remedies provided for by the Credit Documents in accordance with the terms hereof and thereof or any other remedies provided by applicable law.
     8.2. Actions in Respect of Letters of Credit.
          At any time (i) upon the Maturity Date, (ii) after the Maturity Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the aggregate amount of all outstanding Letters of Credit, (iii) as may be required by Section 2.15(b), Company shall pay to Administrative Agent in immediately available funds at Administrative Agent’s office referred to in Section 10.1, for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letters of Credit and (y) in the case of clause (iii) above, the amount required by Section 2.15(b). Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.15(b), as shall have become or shall become due and payable by Company to Issuing Banks or Lenders in respect of the Letters of Credit. Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.
SECTION 9. AGENTS
     9.1. Appointment of Agents. GE Capital is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender and Issuing Bank hereby authorizes Administrative Agent and Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents, Lenders and Issuing Banks and (except as expressly provided in Sections 9.7 and 9.8) no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Except as expressly set forth herein and in the other Credit Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any account debtor that is communicated to or obtained by any other Lender or any of their Affiliates in any capacity. Each of Syndication Agent and Documentation Agent shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity.
     9.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding,

Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge and Security Agreement, Intercreditor Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or in accordance with the Pledge and Security Agreement, Intercreditor Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge and Security Agreement, Intercreditor Agreement or other applicable Collateral Document, as the case may be.
          (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any sub-agent and Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender

or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date. Notwithstanding anything herein to the contrary, each Lender and Agent also acknowledges that the Lien and security interest granted to Collateral Agent pursuant to the Pledge and Security Agreement and any other Collateral Documents and that the exercise of any right or remedy by Collateral Agent are, in each case, subject to the provisions of the Intercreditor Agreement and, to the extent applicable, the European Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and, to the extent applicable, the European Intercreditor Agreement, on the one hand, and the Pledge and Security Agreement or any other Collateral Documents, on the other hand, the terms of the Intercreditor Agreement and, to the extent applicable, the European Intercreditor Agreement, shall govern and control.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent and Collateral Agent. Administrative Agent or Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent or Collateral Agent may be removed at any time with cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent or Collateral Agent, as applicable, and signed by Requisite Lenders and without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent or Collateral Agent, as applicable, and signed by Lenders holding at least 66% of the aggregate Revolving Commitments or Loans then outstanding. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right to appoint a successor Administrative Agent or successor Collateral Agent, as applicable, and if no Default or Event of Default shall have occurred and be continuing, with the consent of Company, such consent not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Administrative Agent or successor Collateral Agent, that successor Administrative Agent or successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or the retiring or removed Collateral Agent, as applicable, and the retiring or removed Administrative Agent or the retiring or removed Collateral Agent, as applicable, shall promptly (i) transfer to such successor Administrative Agent or successor Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents reasonably necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or successor Collateral Agent, as applicable, under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or successor Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be reasonably necessary or appropriate in connection with the assignment to such successor Administrative Agent or successor Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent or such retiring or removed Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as an Administrative Agent, or any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder.
     9.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, (i) to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement, (ii) to enter into the Intercreditor Agreement and the other Collateral Documents, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and each other Collateral Document (including to the extent required to give effect to the validity, perfection or priority of the Liens granted thereunder) and (iii) to manage, supervise and otherwise deal with the Collateral (including the making of Protective Advances on behalf of the Lenders in an aggregate amount not to exceed the lesser of $15,000,000 and the aggregate amount of the unused Revolving Commitments). Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented; provided that Collateral Agent shall not enter into or consent to any material amendment, modification, termination or waiver of the Intercreditor Agreement without the prior written consent of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
          (b) Right to Realize on Collateral and Enforce Guaranty.
          (i) Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (B) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
          (ii) Notwithstanding the provisions of this Agreement or the Collateral Documents, Collateral Agent shall not have any obligation to exercise rights or remedies against Collateral consisting of Real Property or of stock of any Subsidiary that owns any Real Property (the “Specified Remedies”), and if Requisite Lenders determine that the Specified Remedies should be pursued, they shall give written notice thereof to Administrative Agent and Collateral Agent. Upon such notice, Collateral Agent may, in its sole and absolute discretion, elect to pursue the Specified Remedies (provided that it shall have no obligation to do so) and, if Collateral Agent does not so elect, the Requisite Lenders shall appoint a separate Real Estate Collateral Agent to pursue the Specified Remedies. Any such Real Estate Collateral Agent, in its capacity as such, shall be entitled to the indemnities and other benefits and protections of this Section 9 to the same extent as Collateral Agent
          (iii) No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents.
SECTION 10. MISCELLANEOUS

     10.1. Notices. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay within 10 Business Days of written demand (including documentation reasonably supporting such request consistent with past practice) (a) all the actual documented (consistent with past practice) and reasonable costs and out-of-pocket expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable fees, reasonable documented (consistent with past practice) out-of-pocket expenses and disbursements of one primary counsel, one local and foreign counsel in each applicable local and foreign jurisdiction and one specialty counsel in each applicable specialty area of law to the Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (c) all the actual documented (consistent with past practice) costs and reasonable out-of-pocket expenses of creating and perfecting Liens in the Collateral in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, reasonable out-of-pocket expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one counsel to the Agents and of one local or foreign counsel in each applicable local and foreign jurisdiction and one specialty counsel in each applicable specialty area of law providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the actual documented (consistent with past practice) costs and reasonable fees, reasonable documented (consistent with past practice) out-of-pocket expenses and disbursements of any auditors, accountants, consultants or appraisers (including a reasonable per diem allowance as the Administrative Agent or Collateral Agent may establish for any in-house auditors); (e) all the actual documented (consistent with past practice) costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all actual costs and out-of-pocket expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, Lenders or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, however, in the absence of any conflicts, reasonable attorneys’ fees and costs under this clause (g) shall be limited to one counsel for the Administrative Agent and Collateral Agent, collectively, and one counsel for the Lenders and Issuing Bank, collectively.
     10.3. Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Syndication Agent, Documentation Agent and each Lender (which term shall include Issuing Bank for purposes of this Section 10.3) and the officers, partners, directors, trustees, employees, agents, investment advisors, sub-agents and Affiliates of each Agent, Syndication Agent, Documentation Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (i) to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee or (ii) arising from any action solely between or among the Lenders or solely among the Indemnitees other than any such actions that arise from an act or an omission of any Credit Party (provided that notwithstanding the foregoing provisions of this clause (ii), the Administrative Agent, acting in such capacity, shall be indemnified (subject to the limitations set forth in clause (i) above)). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. Subject to the terms of the Intercreditor Agreement, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender (which term shall include Issuing Bank for purposes of this Section 10.4) is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including payroll, trust or other similar accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder.

     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the applicable Credit Parties and the Requisite Lenders; provided that Administrative Agent may, with the consent of Company only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment of principal (but not prepayment);
          (iii) extend the stated expiration date of any Letter of Credit beyond the Maturity Date;
          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder or waive, amend or reduce any prepayment premium (provided, however, a waiver of any default interest, Default or Event of Default shall not be deemed to be a reduction in the rate of interest or any fee);
          (v) extend the time for payment of any such interest, fees or any prepayment premium;
          (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
          (vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
          (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;
          (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;
          (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
          (xi) amend or modify the advance rates set forth in the definition of “Borrowing Base”; or
          (xii) amend Section 10.6 in a manner that would further restrict assignments.

          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof or of any other Credit Document as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
          (ii) except as set forth in Section 10.5(b), amend the definition of “Borrowing Base” or any term defined therein which would result in Company being extended additional credit hereunder with the consent of the Lenders holding at least 66% of the aggregate Revolving Commitments or Loans then outstanding; or
          (iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4 without the written consent of Administrative Agent and of Issuing Bank.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender or any Issuing Bank, as applicable, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders and Issuing Banks. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders and each Issuing Bank. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. Company, Agents, Lenders and each Issuing Bank shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and, except as provided in Section 10.6(d) below, no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register, as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register, as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loans and any related Commitments):
          (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” and the applicable requirements of the last sentence of the definition of “Eligible Assignee” upon (subject to Section 10.6(d)) the giving of notice to Company and Administrative Agent; and
          (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and the applicable requirements of the last sentence of the definition of “Eligible Assignee” upon giving of notice to Company and Administrative Agent, consented to by each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $2,500,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Loan of the assigning Lender) with respect to the assignment of Loans.
          (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c) or (f). Notwithstanding anything contained in this Section 10.6 to the contrary, a Lender may transfer all or any of its rights hereunder to a Eligible Assignee that is an Affiliate or a Related Fund of such Lender, in each such case without delivering an Assignment Agreement to Administrative Agent or to Company or complying with the notice requirements of Section 10.6(c)(i) above, and the failure of the transferring Lender to so deliver an Assignment Agreement and comply with such notice requirements shall not affect the legality, validity or binding effect of such transfer; provided, however, that Company and Administrative Agent may continue to deal solely and directly with the transferring Lender until such Assignment Agreement has been delivered to Administrative Agent and such notice requirements have been satisfied and the relevant assignment shall have been recorded in the Register or the comparable register referred to in the penultimate sentence of Section 2.7(b). No transfer of all or any part of an Obligation shall be effective for any purpose until it shall be registered on the Register or the comparable register referred to in the penultimate sentence of Section 2.7(b). Participations need not be registered on the Register to be effective for all purposes.
          (e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement, and Company shall be entitled to regard the assigning Lender as a Lender hereunder until such notice is received; provided, that any assignment or transfer recorded in any comparable register as permitted hereunder shall be effective when made.
          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Closing Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control) and (iv) has provided all the certificate documents and forms required by Section 2.20 to the extent applicable.
          (g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate or Related Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. In the event that any Lender sells participations in a Loan, such Lender shall maintain a register on which it enters the name of all participants in the Loan held by it (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
          (i) Certain Other Assignments. In addition to any other assignment permitted or participation pursuant to this Section 10.6, (i) any Lender (which term shall include Issuing Bank for purposes of this Section 10.6(i)) may assign and/or pledge without the consent of Company or Administrative Agent all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank and, in the case of any Lender that is a fund that originates or invests in commercial loans, to any holder of, trustee for, or any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee, holder or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. [Reserved].
     10.8. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.9. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 10.2, 10.3 and 10.4, all indemnification obligations of Company and its Subsidiaries under this Agreement and any other Credit Document that are not included in the foregoing provisions, and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof. The indemnities and payment obligations in Section 2.20 shall survive irrevocable payment in full of the Loans and termination of the Commitments.

     10.10. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Lender or Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     10.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender (which term shall include Issuing Bank for purposes of this Section 10.11) shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Collateral Agent or Lenders (or to Administrative Agent or Collateral Agent on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.12. Severability. In case any provision in or obligation hereunder or any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.13. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders (which term shall include Issuing Bank for purposes of this Section 10.13) hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.15. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK.

     10.16. CONSENT TO JURISDICTION; SERVICE OF PROCESS. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENTS AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS; PROVIDED, THAT AGENTS, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM ANY SUCH COURT MAY HAVE TO BE HEARD BY A COURT IN A DIFFERENT JURISDICTION; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF COMPANY SPECIFIED IN SECTION 10.1 (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN).
     10.17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE

MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.18. Confidentiality. Each Agent and each Lender (which term shall include Issuing Bank for purposes of this Section 10.18) shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Company and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.
     10.19. Usury Savings Clause. (a) Notwithstanding any other provision herein, in respect of any Credit Party, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders, each Issuing Bank and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender or Issuing Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s or Issuing Bank’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.
     10.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this agreement by facsimile or in an email containing a “pdf” shall be as effective as delivery of a manually executed counterpart of this Agreement.
     10.21. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.22. Patriot Act. Each Lender, Issuing Bank and Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Patriot Act.
     10.23. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
DURA AUTOMOTIVE SYSTEMS, INC. (F/K/A
     NEW DURA, INC.)
NEW DURA HOLDCO, INC.
NEW DURA OPCO, INC.
DURA OPERATING CORP.
DURA SPICEBRIGHT, INC.
ADWEST ELECTRONICS, INC.
ATWOOD AUTOMOTIVE, INC.
ATWOOD MOBILE PRODUCTS, INC.
DURA AUTOMOTIVE SYSTEMS CABLE
     OPERATIONS, INC.
DURA GLOBAL TECHNOLOGIES, INC.
CREATION GROUP, INC.
CREATION GROUP HOLDINGS, INC.
CREATION GROUP TRANSPORTATION, INC.
KEMBERLY, INC.

By:
Name:
Title:

DURA SHIFTER L.L.C.

By:	DURA OPERATING CORP.,
Its:	SOLE MEMBER

By:
Name:
Title:

DURA AIRCRAFT OPERATING COMPANY, LLC

By:	DURA OPERATING CORP.,
Its:	SOLE MEMBER

By:
Name:
Title:

DURA BRAKE SYSTEMS, L.L.C.

By:	DURA OPERATING CORP.,
Its:	SOLE MEMBER

By:
Name:
Title:

DURA CABLES NORTH LLC

By:	ATWOOD AUTOMOTIVE, INC.,
Its:	SOLE MEMBER

By:
Name:
Title:

DURA CABLES SOUTH LLC

By:	ATWOOD AUTOMOTIVE, INC.,
Its:	SOLE MEMBER

By:
Name:
Title:

DURA FREMONT L.L.C.
DURA GLADWIN L.L.C.
DURA MANCELONA L.L.C.
DURA SERVICES L.L.C.

By:
Name:
Title:

DURA G.P.

By:	DURA OPERATING CORP.,
Its:	MANAGING GENERAL PARTNER

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, Collateral Agent, and a Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as Documentation Agent, Issuing Bank and a Lender
By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION as Syndication Agent and a Lender
By:
Name:
Title:

APPENDIX A
TO REVOLVING CREDIT AND GUARANTY AGREEMENT
Commitments

Lender	Commitment	Pro Rata Share
General Electric Capital Corporation	$40,000,000	36.3636364%
Bank of America, N.A.	$35,000,000	31.8181818%
Wachovia Bank, National Association	$35,000,000	31.8181818%
Total	$110,000,000	100%
APPENDIX A-1-1

APPENDIX B
TO REVOLVING CREDIT AND GUARANTY AGREEMENT
Notice Addresses
DURA OPERATING COMPANY
Dura Operating Corp.
2791 Research Drive
Rochester Hills, MI 48309

B-1

GENERAL ELECTRIC CAPITAL CORPORATION,
Administrative Agent’s and Collateral Agent’s Principal Office and as Lender:
General Electric Capital Corporation
500 West Monroe Street
Chicago, IL 60661
Attention: Dura Account Officer
Telecopier: 312-463-3840
with a copy to:
General Electric Capital Corporation
401 Merritt 7
Norwalk, CT 06856
Attention: Dura Account Officer
Telecopier: 203-956-4002
with a copy to:
General Electric Capital Corporation
500 West Monroe Street
Chicago, IL 60661
Attention: Corporate Counsel – Commercial Finance
Telecopier: 312-463-3840
with a copy to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: William D. Brewer
Telecopier: 212-294-4700

B-2

BANK OF AMERICA, N.A.,
Issuing Bank and as Lender
Bank of America Business Capital
335 Madison Avenue — 6th Floor
New York, NY 10017
Attention: Division President
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender
Wachovia Bank, N.A.
1133 Avenue of the Americas
New York, New York 10036
Attn: Portfolio Manager

B-3